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                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 1, 2005 (the "Agreement Date"), among XCEL PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), VALEANT PHARMACEUTICALS INTERNATIONAL, a Delaware corporation ("Acquiror"), and BW ACQUISITION SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

      WHEREAS, the respective Boards of Directors of the Company, Acquiror and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

      WHEREAS, the Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      WHEREAS, the Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Capital Stock, has determined that the Merger Consideration is fair to the holders of such Company Capital Stock, and has resolved to recommend that the holders of each class and series of Company Capital Stock accept the Merger Consideration and approve the Merger upon the terms and subject to the conditions set forth herein;

      WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Acquiror's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company (the "Principal Stockholders") have entered into a Voting Agreement, dated as of the Agreement Date, in the form attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which each such Principal Stockholder has, among other things, agreed to (i) vote the shares of Company Capital Stock held by such Principal Stockholder in favor of the approval of this Agreement and the transactions contemplated hereby (including the Merger), the Merger Liquidation Exemption and the Dividend Waiver, and (ii) tender to Acquiror, concurrent with the execution of such Voting Agreement, an executed Accredited Investor's Certificate (and thus, in the instance of Principal Stockholders holding Company Common Stock, become an Electing Common Holder as contemplated by Section 2.5(b)(i)); and

      WHEREAS, certain capitalized terms used but not defined herein shall have the meanings referred to or set forth in Appendix 1 hereto.

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      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

                                   ARTICLE 1
                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation").

      1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by the Parties, which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in Article 7, unless another time or date is agreed to by the Parties (the "Closing Date"). The Closing will be held at the offices of Pillsbury Winthrop LLP, 650 Town Center Drive, Costa Mesa, California 92626, or such other location as the Parties hereto shall agree to in writing.

      1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable after the satisfaction or, if applicable, the waiver of the conditions set forth in Article 7, the Parties shall file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as the Company and Merger Sub shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

      1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein; provided, however, that the name of the Surviving Corporation shall be "Xcel Pharmaceuticals, Inc." until thereafter changed.

      1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the

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officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualify, as the case may be.

                                   ARTICLE 2
                      CANCELLATION AND CONVERSION OF SHARES

      2.1 Approval of Merger and Conversion Arrangements.

            (a) Exemption and Waiver. As part of their consideration of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), the Company Stockholders will be asked to consider an amendment of the Company Charter, in the form attached hereto as Exhibit B (the "Charter Amendment"), to: (i) exempt the Merger from inclusion and treatment as a "Liquidation" for purposes of the Company Charter (including for purposes of Section 2(d) of Article IV.B. of the Company Charter) (the "Merger Liquidation Exemption"); and (ii) eliminate any and all dividends that have accrued with respect to the Series A-1 Preferred Stock, the Series B-1 Preferred Stock and the Series C-1 Preferred Stock so long as the Effective Time occurs prior to any termination of this Agreement (the "Dividend Waiver").

            (b) Required Company Stockholder Approval. Approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), the Merger Liquidation Exemption and the Dividend Waiver (each of which shall be conditioned upon approval of all the others) will require the approval of holders of the following (the "Company Stockholder Approval"): (i) a majority of the issued and outstanding shares of Company Common Stock (voting as a separate class); (ii) a majority of the issued and outstanding shares of Series A-1 Preferred Stock (voting as a separate class); (iii) a majority of the issued and outstanding shares of Series B-1 Preferred Stock (voting as a separate class); (iv) a majority of the issued and outstanding shares of Series C-1 Preferred Stock (voting as a separate class); and (v) a majority of the issued and outstanding shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock (voting together as a single class).

      2.2 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Capital Stock or shares of the capital stock of Merger Sub:

            (a) Cancellation of Treasury Stock. Each share of Company Capital Stock that is held in the treasury of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (b) Conversion of Company Capital Stock. Subject to Section 2.7 and Section 2.8, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, or the Company:

            (i) Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall be converted into the right to receive from the Merger Consideration the Series A-1 Per

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      Share Amount, payable in the manner and form and at such times as expressly set forth herein;

            (ii) Series B-1 Preferred Stock. Each share of Series B-1 Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall be converted into the right to receive from the Merger Consideration the Series B-1 Per Share Amount, payable in the manner and form and at such times as expressly set forth herein;

            (iii) Series C-1 Preferred Stock. Each share of Series C-1 Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall be converted into the right to receive from the Merger Consideration the Series C-1 Per Share Amount, payable in the manner and form and at such times as expressly set forth herein; and

            (iv) Company Common Stock. Each share of Company Common Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall be converted into the right to receive from the Merger Consideration the Common Per Share Amount, payable in the manner and form and at such times as expressly set forth herein (and, as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)).

            (c) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

            (d) Cancellation and Retirement of Company Capital Stock. Subject to Section 2.7 and Section 2.8, upon the Effective Time each holder of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, in accordance with the terms and conditions of this Agreement, a portion of the Merger Consideration (and, as applicable with respect to Company Common Stock, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)), without interest (except such interest with respect to amounts which may be released from the Escrow Fund), upon surrender of such certificate in accordance with Section 2.5.

      2.3 Company Stock Options; Vesting and Rights of Repurchase.

            (a) In-the-Money Options. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Stock Option with an exercise price per share of underlying Company Common Stock which is less than the Common Per Share Amount (each an "In-the-Money Option") shall be converted into the right to receive an aggregate amount equal to the Common Per Share Amount otherwise payable in respect of all shares of Company Common Stock subject to such In-the-Money Option (assuming, for this purpose, full acceleration of vesting as of immediately prior to the Effective Time) and, as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f). Payment of the applicable portion

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      of the Merger Consideration to each holder of an In-the-Money Option (and, as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)) shall be conditioned on and remain subject to payment of the applicable exercise price for such In-the-Money Option, which in all instances shall be deducted from the aggregate amount of the Merger Consideration otherwise payable to such holder (such that the right of each holder of an In-the-Money Option to receive such holder's portion of the Merger Consideration, as contemplated by Section 2.5(b)(iii), and, as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f) will be "cashless" to such holder).

            (b) Other Options. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Stock Option which is not an In-the-Money Option shall be terminated and cancelled, and no payment or distribution shall be made with respect thereto.

            (c) Provisions for Options. The Company shall take all actions necessary to ensure that (i) the Company Stock Options are, as of the Effective Time, modified as provided in the foregoing subsections (a) and
      (b) and the following subsection (d), (ii) except with respect to the In-the-Money Options, the Company Stock Plan is terminated as of the Effective Time, (iii) the provisions in any other plan, program or arrangement of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated as of the Effective Time, (iv) following the Effective Time, no participant in any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Merger Sub or any of their respective subsidiaries and (v) all such other plans, programs or arrangements of the Company are terminated effective as of the Effective Time.

            (d) Acceleration of Vesting; Termination of Right of Repurchase. The Parties acknowledge and agree that, with respect to any and all shares of Company Capital Stock (including shares which may be issued upon the exercise of In-the-Money Options) and all Company Stock Options, all vesting conditions with respect thereto shall be deemed to have fully accelerated, and any rights of repurchase or other similar restrictions or limitations with respect thereto shall be deemed to have fully lapsed, as of immediately prior to the Effective Time.

      2.4 Escrow Account.

            (a) Escrow Fund. Acquiror will, prior to the Closing and pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit C, with such changes as may be requested or required by the Escrow Agent (the "Escrow Agreement"), deposit Fourteen Million Dollars ($14,000,000) (the "Initial Escrow Amount") with Bank of New York (the "Escrow Agent") to be held in an interest-bearing escrow account (the "Escrow Account"). All amounts held in the Escrow Account shall be known collectively as the "Escrow Fund."

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            (b)   Retention and Release. The Escrow Fund shall be held in the
      Escrow Account for the benefit of Acquiror and all Eligible Company Holders pursuant to the terms of this Agreement pertaining thereto and the Escrow Agreement. Any amounts to be distributed from the Escrow Fund to the Eligible Company Holders will be distributable to such Eligible Company Holders on a pro rata basis (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement or assumed entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through
      (vi) (excepting Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), all as more specifically set forth in the Spreadsheet. Subject to the indemnification rights of Acquiror described in Article 9, the Escrow Fund shall be distributable as follows:

            (i) the amount by which the Available Escrow Amount (immediately prior to such distribution), exceeds Ten Million Dollars ($10,000,000) shall be distributed to the Eligible Company Holders on the date which is ninety (90) days after the Closing Date (the "First Escrow Release Date");

            (ii) the amount by which the Available Escrow Amount (immediately prior to such distribution), exceeds Five Million Dollars ($5,000,000) shall be distributed to the Eligible Company Holders on the date which is six (6) months after the Closing Date (the "Second Escrow Release Date");

            (iii) all remaining Available Escrow Amount and any other amounts which shall have been delivered into the Escrow Account shall be distributed to the Eligible Company Holders on the date which is the first
      (1st) anniversary of the Closing Date (the "Final Escrow Release Date");
      and

            (iv) any further amounts which, following the Final Escrow Release Date, shall be delivered into the Escrow Account or otherwise become available for distribution to the Eligible Company Holders (including amounts which may previously have been withheld due to a Pending Claim Holdback where final resolution of the related Pending Claim yields less than a full payment of the amount at issue to Acquiror), together with all interest which has accrued thereon, shall be distributed to the Eligible Company Holders immediately following the date any such amount shall be so delivered or otherwise become so available.

            (c) Non-assignable Interest. The interests of an Eligible Company Holder in the Escrow Fund will not be assignable or transferable by such Eligible Company Holder unless and until released pursuant to the terms of the Escrow Agreement.

            (d) Pending Claim Holdbacks. In the event Acquiror has made, in accordance with Section 9.2, a claim for indemnification in an Acquiror Claim Notice, and such claim has not been finally determined or has otherwise been objected to as provided in Article 9 (a "Pending Claim"), the Escrow Agent shall withhold from distribution a portion of the Escrow Fund equal to the Damages at issue (such amount being a "Pending

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      Claim Holdback") until such time as either the Pending Claim has been finally determined or the objection resolved, as applicable, in which case the appropriate amounts will be either distributed to Acquiror or returned to the Escrow Account (for distribution to the Eligible Company Holders as provided in Section 2.4(b)), or both, as the case may be.

            (e) Inability to Deliver. If the Escrow Agent is not able to deliver any portion of the Escrow Fund to the proper recipient within one
      (1) year of the date that final distribution of any remaining amount of the Escrow Fund should otherwise have been made pursuant to Section 2.4(b) (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), such portion of the Escrow Fund shall be delivered to Acquiror and the proper recipient shall thereafter look only to Acquiror, and only as a general creditor, for payment of such recipient's claim for such portion of the Escrow Fund, subject to applicable abandoned property, escheat and similar laws.

      2.5 Exchange of Certificates and In-the-Money Options.

            (a) Exchange Agent. Acquiror shall, subject to the Company's approval (not to be unreasonably withheld), designate any nationally recognized commercial bank to act as agent (the "Exchange Agent") of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing to the Eligible Company Holders the portion of the Merger Consideration payable to such Eligible Company Holders (other than the portion represented by the Escrow Fund, which shall be deposited with the Escrow Agent). Prior to the Closing (expected to be on the morning of the Closing Date), Acquiror shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the Eligible Company Holders, (i) cash in an aggregate amount equal to the Net Cash Consideration, plus (ii) certificates representing the Stock Consideration (the "Exchange Fund"). Acquiror agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares of Valeant Common Stock pursuant to Section 2.5(i).

            (b) Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) Business Days after the Effective Time), Acquiror shall direct the Exchange Agent to mail or deliver to each Eligible Company Holder whose shares or In-the-Money Options were converted into the right to receive a portion of the Merger Consideration, (i) a letter of transmittal in substantially the form attached hereto as Exhibit D, with such changes as may be requested or required by the Exchange Agent (the "Letter of Transmittal") and (ii) instructions for use in redelivering the Letter of Transmittal (including, as applicable, surrendering such Eligible Company Holder's Certificates) in exchange for the portion of the applicable Merger Consideration. Upon redelivery of each Letter of Transmittal (including, as applicable, surrender of any Certificate for cancellation), duly executed, to the Exchange Agent, together with such other documents as may reasonably be required by the Exchange Agent (such as a lost share certificate affidavit, where applicable), the Certificate(s) so surrendered shall be cancelled and the In-the-Money Option(s) at issue shall be deemed exercised and the

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      holder of such Certificate(s) or In-the-Money Option(s) shall be entitled to receive in exchange therefor:

            (i) Electing Common Holders. Each holder of Company Common Stock who has delivered an executed Accredited Investor's Certificate to Acquiror at least fifteen (15) days prior to the Closing Date (each an "Electing Common Holder") shall be entitled to receive the following: (w) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of (A) the Cash Percentage of the Common Per Share Amount, minus the Common Per Share Escrow Amount, and (B) the number of shares represented by the Certificate(s) for Company Common Stock so surrendered; (x) shares of Valeant Common Stock with an aggregate value (based on the Closing Value) equal to the Stock Percentage of the Common Per Share Amount multiplied by the number of shares represented by the Certificate(s) for Company Common Stock so surrendered; (y) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting
      Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet); and (z) as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f).

            (ii) Other Common Holders. Each holder of Company Common Stock who is not an Electing Common Holder shall be entitled to receive the following: (x) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of
      (A) the Common Per Share Amount minus the Common Per Share Escrow Amount, and (B) the number of shares represented by the Certificate(s) for Company Common Stock so surrendered; (y) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting
      Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet); and (z) as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)

            (iii) In-the-Money Option Holders. Each holder of an In-the-Money Option shall be entitled to receive the following: (x) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of (A) the Common Per Share Amount minus (I) the exercise price (per share of Company Common Stock) applicable to the In-the-Money Option at issue minus (II) the Common Per Share Escrow Amount, multiplied by (B) the number of shares of Company Common

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      Stock exercisable under the In-the-Money Option at issue (assuming full vesting); (y) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective
      Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet); and (z) as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f).

            (iv) Series A-1 Preferred Holders. Each holder of Series A-1 Preferred Stock shall be entitled to receive the following: (x) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of (A) the Cash Percentage of the Series A-1 Per Share Amount, minus the Series A-1 Per Share Escrow Amount, and (B) the number of shares represented by the Certificate(s) for Series A-1 Preferred Stock so surrendered; (y) shares of Valeant Common Stock with an aggregate value (based on the Closing Value) equal to the Stock Percentage of the Series A-1 Per Share Amount multiplied by the number of shares represented by the Certificate(s) for Series A-1 Preferred Stock so surrendered; and (z) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet).

            (v) Series B-1 Preferred Holders. Each holder of Series B-1 Preferred Stock shall be entitled to receive the following: (x) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of (A) the Cash Percentage of the Series B-1 Per Share Amount, minus the Series B-1 Per Share Escrow Amount, and (B) the number of shares represented by the Certificate(s) for Series B-1 Preferred Stock so surrendered; (y) shares of Valeant Common Stock with an aggregate value (based on the Closing Value) equal to the Stock Percentage of the Series B-1 Per Share Amount multiplied by the number of shares represented by the Certificate(s) for Series B-1 Preferred Stock so surrendered; and (z) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet).

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            (vi)  Series C-1 Preferred Holders. Each holder of Series C-1
      Preferred Stock shall be entitled to receive the following: (x) a check or, if requested, a wire transfer of immediately available funds, representing the amount of cash equal to the product of (A) the Cash Percentage of the Series C-1 Per Share Amount, minus the Series C-1 Per Share Escrow Amount, and (B) the number of shares represented by the Certificate(s) for Series C-1 Preferred Stock so surrendered; (y) shares of Valeant Common Stock with an aggregate value (based on the Closing Value) equal to the Stock Percentage of the Series C-1 Per Share Amount multiplied by the number of shares represented by the Certificate(s) for Series C-1 Preferred Stock so surrendered; and (z) a pro rata share (among all former holders of Company Capital Stock, assuming the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (vi) (excepting Section 2.5(b)(iii) inasmuch as holders of In-the-Money Options will, for this purpose, be assumed to have exercised such options immediately prior to the Effective Time)), when released as provided in Section 2.4(b), of any portion of the Escrow Fund (such pro rata share being more specifically set forth in the Spreadsheet).

      All shares of Valeant Common Stock distributable pursuant to this Agreement shall be in uncertificated book-entry form unless a physical certificate is requested in writing.

            (c) Limited Right; Dividends after the Effective Time. Each In-the-Money Option and, until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this
      Article 2. Except with respect to amounts that may be released from the Escrow Fund to Eligible Company Holders, no interest shall be paid or will accrue on any cash payable to Eligible Company Holders pursuant to the provisions of this Article 2. In the event that any dividends accrue or become payable from and after the Effective Time with respect to any shares of Valeant Common Stock to be issued as part of the Merger Consideration, then any recipient of such shares as contemplated by this
      Article 2 shall be entitled thereto as though such recipient had been the holder of record of such shares as of the Effective Time. No dividends or other distributions declared or made with respect to Valeant Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Valeant Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Certificate in accordance with this Section 2.5, at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest.

            (d) No Further Ownership Rights in Company Capital Stock. The Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, subject, however, to Acquiror's obligation to pay the Merger Consideration pursuant to the terms of this Article 2 (and, as applicable with respect to Company Common Stock, a portion of any Working Capital Price Increase as set forth in Section

      2.11 (f)), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed (except for interest or other income, which shall be handled as set forth in Section 2.5(g)) to the Eligible Company Holders for six (6) months after the Effective Time shall, to the extent permitted by law, be delivered to Acquiror. Any Eligible Company Holders who have not theretofore complied with this Article 2 shall thereafter look only to Acquiror, and only as a general creditor, for payment of their claim for their portion of the Merger Consideration without interest (except such interest actually accrued on such delivered amount through the date delivered to Acquiror). Neither Acquiror nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or In-the-Money Options with respect to any cash amounts or shares of Valeant Common Stock (or dividends or distributions with respect thereto), properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

            (f) No Liability. None of the Parties shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund or the Escrow Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis; provided, however, that such investments shall be limited to marketable securities issued or guaranteed by the federal government of the United States. Any interest and other income resulting from such investments shall be added to the Escrow Fund (and, thus, the Available Escrow Amount) upon termination of the Exchange Fund and distributed as a portion thereof as otherwise provided herein.

            (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the delivery of a letter of transmittal, in form and substance reasonably acceptable to Acquiror, the Surviving Corporation, and the Exchange Agent, stating such fact, (ii) the making of an affidavit, in form and substance reasonably acceptable to Acquiror, the Surviving Corporation, and the Exchange Agent, of such fact by the Person claiming such Certificate to be lost, stolen or destroyed, (iii) evidence, in form and substance reasonably acceptable to Acquiror, the Surviving Corporation, and the Exchange Agent, that such Person is the beneficial owner of the Certificate claimed to be lost, stolen or destroyed, and,
      (iv) if required by the Acquiror or the Surviving Corporation following the Effective Time, the making of an indemnity by such Person against any claim, or posting of a customary bond in such reasonable amount as the Acquiror may require as indemnity against any claim, that may be made against the Exchange Agent, Acquiror or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall, pursuant to the terms and conditions of this Agreement, issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration into which such Certificate has been converted.

            (i) Fractional Shares. No certificates or scrip representing fractional shares of Valeant Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Valeant Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Acquiror. In lieu of any such fractional shares of Valeant Common Stock, each holder of Company Capital Stock otherwise entitled to a fraction of a share of Valeant Common Stock will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of the Closing Value multiplied by such fractional part of a share of Valeant Common Stock.

      2.6 Withholding Rights. Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Eligible Company Holder such amounts as the Surviving Corporation or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

      2.7 Certain Stock Adjustments. If, after the Agreement Date and on or prior to the Effective Time, the outstanding shares of Company Capital Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the distribution of the Merger Consideration shall be adjusted accordingly to provide to the Eligible Company Holders the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

      2.8 Appraisal Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the per share amount of the Merger Consideration attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in
      Section 2.5.

            (b) The Company or the Surviving Corporation shall give Acquiror prompt written notice of any demands by dissenting stockholders received by the Surviving Corporation or the Company, withdrawals of such demands and any other instruments served on the Company or the Surviving Corporation and any material correspondence received by the Surviving Corporation or the Company in connection with such demands, and Acquiror shall have the right to direct all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            (c) Notwithstanding any provision of Section 2.4 or Article 9 to the contrary, in the event that any payment is made to a holder of Dissenting Shares by the Surviving Corporation or Acquiror in respect of appraisal rights as contemplated by this Section 2.8(c), then (i) the portion of the Escrow Fund which would have represented the potential distribution to such holder shall instead be distributed to Acquiror and
      (ii) such holder's former shares of Company Capital Stock shall be removed from any calculation to determine the pro rata right of such holder to participate in any distribution of the Escrow Fund.

      2.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized (i) to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and (ii) to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      2.10 Payment of Regiment Debt. Simultaneously with the Closing, Acquiror shall pay, or cause to be paid, to Regiment an amount equal to the outstanding Regiment Debt.

      2.11 Arrangements Relating to Closing Date Working Capital Calculation.

            (a) For the purposes of this Agreement, "Net Working Capital" means the Company's current assets minus its current liabilities accrued and actually payable determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

            (b) For purposes of this Agreement, "Closing Date Working Capital Calculation" shall be the Net Working Capital for the Company as of immediately prior to the Effective Time, with the following adjustments:

            (i) excluding from current liabilities any current portion of long-term debt; and

            (ii) excluding from current liabilities any interest payable on long term debt.

            (c) Prior to the Agreement Date, the Company has prepared and delivered to Acquiror a calculation of September-End Working Capital Calculation, which is the Net Working Capital for the Company as of the close of business on September 30, 2004, with the following adjustments:

            (i) excluding from current liabilities the current portion of long-term debt; and

            (ii) excluding from current liabilities interest payable on long term debt; and

            (iii) including in current liabilities $4.0 million in respect of certain milestone payments made in January 2005; and

            (iv) deducting from current assets $2.0 million that for purposes of this calculation is assumed to be excess cash.

      The September-End Working Capital Calculation is attached hereto as Exhibit E.

            (d) Within twenty (20) days following the Closing Date, Acquiror will prepare and deliver to the Working Capital Stockholder Representative a calculation of Closing Date Working Capital Calculation, which calculation shall be determined consistent with the definition set forth in Section 2.11 (b) above (the "Acquiror-Determined Closing Date Working Capital Calculation"). Acquiror will make the work papers and back-up materials used in preparing the Acquiror-Determined Closing Date Working Capital Calculation, as well as the personnel of Acquiror and the Surviving Corporation with knowledge regarding any underlying matters, available to the Working Capital Stockholders Representative (and his advisors) at reasonable times and upon reasonable notice.

            (e) If the Working Capital Stockholder Representative shall fail to deliver to Acquiror a statement describing any objections to the Acquiror-Determined Closing Date Working Capital Calculation within ten
      (10) Business Days after receipt, then such Acquiror-Determined Closing Date Working Capital Calculation shall be deemed to be the "Stipulated Closing Date Working Capital Calculation." However, if the Working Capital Stockholder Representative shall deliver to Acquiror a statement describing any objections to the Acquiror-Determined Closing Date Working Capital Calculation within such ten (10) Business Day period, then Acquiror will exercise commercially reasonable efforts to resolve, in good faith, any such objections with the Working Capital Stockholders Representative. If Acquiror and the Working Capital Stockholders Representative reach a resolution of all such objections, then the Acquiror-Determined Closing Date Working Capital Calculation as modified by such resolution shall be deemed to be the "Stipulated Closing Date Working Capital Calculation." If such a resolution is not reached within ten (10) Business Days after Acquiror has received a statement describing the Working Capital Stockholder Representative's objections to the Acquiror-Determined Closing Date Working Capital Calculation, then any disputes regarding any accounting-related aspects of the calculation or computation of such Stipulated Closing Date Working Capital Calculation will be submitted promptly to a mutually acceptable independent accounting firm for resolution. Acquiror, on the one hand, and the Working Capital Stockholder Representative, on the other hand, may provide the accounting firm, within five (5) Business Days of its selection, with a definitive statement of their position with respect to each unresolved objection. The accounting firm will be provided with access to the books and records of Acquiror and the Company germane to the Acquiror-Determined Closing Date Working Capital Calculation. The accounting firm will be asked to resolve any objections on an expedited basis, and shall in any event have no more than twenty (20) Business Days to carry out a review of the unresolved objections. The accounting firm will be asked to prepare a written statement of its determination regarding each unresolved objection, and the Acquiror-Determined Closing Date Working Capital Calculation as modified by the accounting firm's determination of the Working Capital Stockholder Representative's unresolved objections shall be deemed to be the "Stipulated Closing Date Working Capital Calculation." The determination of the accounting firm will be conclusive and binding, absent manifest error. If objections are submitted to the accounting firm for resolution as provided in this
      Section 2.11(e) and Acquiror does not prevail, by dollar amount, as to a majority of the objections asserted, then Acquiror shall pay all of the fees and expenses of the accounting firm. If Acquiror does prevail, by dollar amount, as to a majority of the objections asserted, then the fees and expenses of the accounting firm shall, for purposes of the Stipulated Closing Date Working Capital Calculation, be treated as a current liability of the Company accrued and actually payable as of the Closing Date, and the Stipulated Closing Date Working Capital Calculation shall be determined accordingly.

            (f) In the event that the Stipulated Closing Date Working Capital Calculation is greater than the September-End Working Capital Calculation, then an amount equal to such difference (the "Working Capital Price Increase") shall be immediately distributed by Acquiror among all former holders of Company Common Stock, assuming for this purpose the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis, based upon their relative entitlement or assumed entitlement to receive Merger Consideration as contemplated by Sections 2.2(b) and 2.5(b)(i) through (ii), all as more specifically set forth in the Spreadsheet (with reference to the distribution of a "Working Capital Price Increase Distribution"). For the avoidance of doubt, the distribution of the Working Capital Price Increase shall occur so as to replicate, in terms of the distribution among the former holders of Company Common Stock (assuming for this purpose the exercise immediately prior to the Effective Time of all In-the-Money Options on a fully vested basis), the result that would otherwise have obtained had the Working Capital Price Increase been a stipulated increase in the Merger Consideration (without making allowances for the Escrow Fund) prior to the Effective Time. In the event that the Stipulated Closing Date Working Capital Calculation is less than the September-End Working Capital Calculation, then an amount equal to such difference shall be immediately paid out of the Escrow Fund to Acquiror (the "Working Capital Price Decrease").

      2.12 Arrangements Relating to Pre-Closing Inventory Levels.

            (a) If Acquiror so elects, Acquiror may undertake, upon notice to the Company and as of a date which is reasonably expected to be within ten
      (10) Business Days prior to the Closing Date, a determination of (i) the amount of inventory then maintained for the Company's Products by the Company's three (3) main wholesalers and (ii) historical sales of the Company's Products for the prior four (4) week period by such wholesalers to their customers. Following delivery of such notice to the Company, Acquiror and the Company shall exercise their respective commercially reasonable efforts to work together, in good faith and as promptly as possible, to (x) determine the available inventory then maintained by such wholesalers for the Company's Products (including contacting such wholesalers for current inventory information as contemplated by Section 6.9) and (y) develop (drawing upon such calculation of available inventory and the historical sales of the Company's Products for the prior four (4) week period by such wholesalers to their customers) a mutually agreed-upon composite figure representing, on a dollar-weighted average basis (based upon the expected gross margin contribution to the Company from each Product), the expected duration in the supply (expressed in weeks) of such Products then maintained by such wholesalers (the "Pre-Closing Wholesaler Inventory Level"). An example of the derivation of such a composite figure (including presentation of underlying information) is attached hereto as Exhibit F (the "Example Inventory Calculation"). Any Pre-Closing Wholesaler Inventory Level will be determined consistent with the Example Inventory Calculation.

            (b) In the event that the Pre-Closing Wholesaler Inventory Level is greater than seven (7) weeks, then the Company and Acquiror shall exercise their respective commercially reasonably efforts to agree, in good faith and as promptly as possible, upon an amount which represents the excess gross margin contribution to the Company which has occurred, as of the date of determining the Pre-Closing Wholesale Inventory Level, as compared with the situation where the Pre-Closing Wholesale Inventory Level were exactly seven (7) weeks (such amount being the "Excess Contribution Price Decrease"), which Excess Contribution Price Decrease shall then be reflected in, and constitute a reduction to, Net Merger Consideration.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company disclosure schedules delivered by the Company to Acquiror simultaneously with the execution of this Agreement, which disclosure schedules are incorporated herein by reference (the "Company Disclosure Schedules") (each section thereof qualifying only the representation and warranty in the correspondingly numbered section of this Agreement to which it relates, unless the disclosure or exception contains information which, on its face, is clearly applicable to one or more other sections, in which case such disclosure or exception shall be deemed to relate to such other sections as well), the Company hereby
represents and warrants to Acquiror, as of the Agreement Date and the Closing Date, as set forth below in this Article 3:

      3.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly authorized to conduct its business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect.
Section 3.1(a) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has delivered to Acquiror prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, each as amended to date.

      3.2 Subsidiaries. The Company: (a) has no Subsidiaries, (b) does not own, directly or indirectly, any capital stock or other voting or non-voting equity interest, partnership interest, membership interest or debt security of or in any other entity (except investments made by the Company in marketable securities issued or guaranteed by the United States, commercial paper, certificates of deposit and tax exempt securities) and (c) is not obligated to purchase any such capital stock, equity interest, partnership interest, membership interest or debt security.

      3.3 Capital Structure.

            (a) As of the date hereof (the "Stock Reference Date") the number of shares of each class and series of Company Capital Stock listed below were authorized, issued and outstanding:

           Class                    Total Authorized         Total Outstanding
--------------------------          ----------------         -----------------
Common Stock                           62,200,000                4,800,033
Series A-1 Preferred Stock             14,000,000               11,000,000
Series A-2 Preferred Stock              2,800,000                        0
Series A-3 Preferred Stock             14,000,000                        0
Series A-4 Preferred Stock              2,800,000                        0
Series B-1 Preferred Stock              3,750,000                3,750,000
Series B-2 Preferred Stock                750,000                        0
Series B-3 Preferred Stock              3,750,000                        0
Series B-4 Preferred Stock                750,000                        0
Series C-1 Preferred Stock              4,000,000                4,000,000
Series C-2 Preferred Stock                800,000                        0
Series C-3 Preferred Stock              4,000,000                        0
Series C-4 Preferred Stock                800,000                        0

      As of the Stock Reference Date, no shares of Company Capital Stock were held by the Company in its treasury.

            (b) As of the Stock Reference Date, 1,366,994 shares of Company Common Stock were subject to outstanding Company Stock Options granted to the Company's employees, consultants and directors. Other than the Company Stock Options and Preferred Stock, no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities were outstanding as of the Stock Reference Date, and no warrants, calls, options or other rights to acquire shares of capital stock or voting securities were outstanding as of the Stock Reference Date, and no Person has asserted a claim against the Company or any of its Affiliates alleging that such Person has any preferential right to acquire shares of the Company Capital Stock, nor, to the Knowledge of the Company, are there any facts that are reasonably likely to give rise to such a claim. The treatment of the Company Stock Options as provided in
      Section 2.3 is expressly permitted under, and does not violate, the Company Stock Plan.

            (c) All outstanding shares of Company Capital Stock are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and were not issued, and will not be issued, in violation of any preemptive or similar rights of any Person, and were issued, and will be issued, in accordance with the registration and qualification requirements of the Securities Act and all Legal Requirements applicable to the offer and sale of such securities or pursuant to valid exemptions therefrom.

            (d) There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock.

            (e) The Company is not a party to any voting agreement with respect to the voting of any shares of Company Capital Stock and there are no outstanding obligations of the Company to register under the Securities Act any shares of Company Capital Stock or to include in any registration of Company Capital Stock any shares held by others.

      3.4 Authority; No Conflict. The Company has all requisite power and authority to enter into this Agreement and each agreement or instrument required hereby to be executed and delivered by it at the Closing, and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby and hereby. The execution and delivery by the Company of this Agreement and each agreement or instrument required hereby to be executed and delivered by it at the Closing, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (a) conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any Company obligation or loss of a Company benefit under (i) the certificate of incorporation or bylaws of the Company,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any Legal Requirement applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, terminations, cancellations, accelerations or losses that, individually or in the aggregate, would not (x) have, or be reasonably likely to have, a Material Adverse Effect or (y) materially impair or delay, or reasonably be expected to materially impair or delay, the ability of the Company to perform its obligations under this Agreement, or (b) result in the creation of any Lien upon any of the properties or assets of the Company, except for Permitted Encumbrances and Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

      3.5 Consents. Except for obtaining the Company Stockholder Approval and as expressly set forth in this Section 3.5, no Consent or approval of any third Person is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory organization, agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or other Legal Requirement is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (2) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (3) such filings, consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have, or reasonably be expected to have, a Material Adverse Effect.

      3.6 Financial Statements; Undisclosed Liabilities; Internal Controls.

            (a) True and complete copies of (i) the audited balance sheets of the Company as of December 31, 2003, and December 31, 2002, and the related audited statements of operations, stockholders' equity and cash flows for the years then ended, together with all related notes thereto (collectively referred to herein as the "Initial Financial Statements");
      (ii) the unaudited balance sheet of the Company as of September 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the nine (9) months ended September 30, 2004 (collectively referred to herein as the "September 30th Financial Statements"); and
      (iii) the unaudited balance sheet of the Company as of December 31, 2004 (the "Reference Balance Sheet"), and the related statements of operations, stockholders' equity and cash flows for the twelve (12) months ended December 31, 2004 (collectively referred to herein as the "Interim Financial Statements, and, with the Initial Financial Statements and the September 30th Financial Statements, the "Financial Statements"), are attached to Section 3.6(a) of the Company Disclosure

      Schedules. The Financial Statements were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP), are based upon the information contained in the books and records of the Company and present fairly, in all material respects, the financial condition and results of operation of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the September 30th Financial Statements and the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and a lack of footnotes and other presentation items.

            (b) The Company does not have any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, and whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personal or real property or unusual or extraordinary commitments ("Liabilities") that, in each case, are required to be reflected on a balance sheet or the related notes in accordance with GAAP, except (i) the Liabilities recorded on the Reference Balance Sheet,
      (ii) the Liabilities referenced in the notes included with the Initial Financial Statements in respect of December 31, 2003 and the year then ended, (iii) Liabilities incurred since December 31, 2004 in the Ordinary Course of Business or that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (iv) Liabilities incurred in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated by this Agreement, or (v) Liabilities that would not be required by GAAP to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

            (c) The Company has established proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (d) As of the Agreement Date, the amount of outstanding principal and interest and other amounts owed in connection with the Regiment Debt are as set forth on Section 3.6(d) of the Company Disclosure Schedules.

      3.7 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Acquiror, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate records of all meetings held of, and all corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      3.8 Absence of Certain Changes or Events. Since December 31, 2004, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, the Company has conducted its business only in the ordinary course, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options outstanding on December 31, 2004, (3) (A) any increase in compensation, bonus or other benefits to any current or former director, executive officer or employee, except for normal increases in the Ordinary Course of Business, (B) any increase in severance or termination pay to any current or former director, executive officer or employee, or (C) any entry by the Company into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, (4) any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, (5) any tax election that individually or in the aggregate would have, or reasonably be expected to have, a Material Adverse Effect or any settlement or compromise of any material income tax liability, (6) any change in the business, assets, financial condition or results of operations of the Company or any other event which in any such case has had, or could reasonably be expected to have, a Material Adverse Effect, (7) damage, destruction or loss adversely affecting any material assets of the Company, whether covered by insurance or not, (8) the entry into any agreement, commitment or transaction by the Company which is material to the Company, (9) any change in the terms and conditions of the Company Stock Plan, (10) any cancellation or compromise by the Company of any material debt or claim, except for adjustments made in the Ordinary Course of Business which, either individually or in the aggregate, would not have a Material Adverse Effect, (11) any waiver or release by the Company of any right of any material value to the Company, (12) any revaluation by the Company of any asset (including any writing down of the value of inventory), other than in the Ordinary Course of Business, (13) any transaction that if taken after the date hereof would constitute a violation of Section 5.1 hereof, or (14) any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 3.8.

      3.9 Compliance With Applicable Laws; Litigation.

            (a) The Company holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (collectively, the "Company Permits") as currently conducted. The Company is in compliance with the terms of the Company Permits and all applicable Legal Requirements, and all Company Permits are valid and in full force and effect, except where the failure to be valid and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) The Company has made available or furnished to Acquiror copies of (a) all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies in connection with the preparation of the Initial Financial Statements, and (b) a written list of legal, arbitration and regulatory proceedings filed by or against the Company which are pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) as of the Agreement Date. There are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or, to the Knowledge of the Company, threatened against the Company or, with respect to matters relating to the Company, any of its officers, directors, employees or agents, at law or in equity, in any court or before any Governmental Entity, including whistleblower claims. Neither the Company, its officers or employees, nor, to the Knowledge of the Company and with respect to matters relating to the Company, its contractors, subcontractors or agents, have knowingly, with the intent to retaliate, taken any action harmful to any person, including interference with the lawful employment or livelihood of any person, for providing to a law enforcement officer or supervisor any truthful information relating to the commission or possible commission of any federal offense. There are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or, with respect to matters relating to the Company, any of its officers, directors or employees, at law or in equity, in any court or before any Governmental Entity, by persons alleging violations of federal or state laws respecting employment, including but not limited to, gender, race, disability, national origin or age discrimination, violations of the Occupational Safety and Health Act of 1970, as amended, Family and Medical Leave Act of 1993, as amended, terms and conditions of employment or applicable federal or state Legal Requirements regarding wages and hours.

      3.10 Labor Matters.

            (a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or in its business.

            (b) (i) The Company has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of Taxes; (ii) the Company has no material labor relations problem pending and its labor relations are, to the Knowledge of the Company, satisfactory; (iii) there are no workers' compensation claims pending nor, to the Knowledge of the Company, threatened against the Company, nor, to the Knowledge of the Company, are there any facts that are reasonably likely to give rise to a material workers' compensation claim; (iv) no employee of the Company or its subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Company's business activities; and (v) no employee, former employee, director or stockholder of the Company has any claim with respect to the ownership of any Owned Intellectual Property of the Company.

            (c) The employment of each former employee of the Company has been terminated in accordance with any applicable contractual terms and applicable Legal Requirements; the Company does not have any material liability under any contract or applicable Legal Requirement toward any such terminated employee; and, to the Knowledge of the Company, there are no facts that are reasonably likely to give rise to any material liability under any contract or applicable Legal Requirement toward any such terminated employee.

            (d) No labor representatives hold bargaining rights with respect to any employees of the Company, and there are no current or, to the Knowledge of the Company, threatened attempts to organize or establish any trade union or employee association with respect to the Company. The Company has paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully reserved on the Company's accounts all amounts for wages, salaries and commissions due but not yet payable to such employees. The Company has paid in full all social security, social welfare, payroll, national insurance or similar contributions or Taxes, and other contributions or Taxes due on wages, salaries, commissions and all other amounts paid to past or present employees.

      3.11 ERISA Matters.

            (a) Section 3.11 of the Company Disclosure Schedules lists all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and each other material employee benefit plan, fund, program, contract, agreement or arrangement (whether qualified or nonqualified, currently effective or terminated, written or unwritten), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or has been maintained or contributed to by the Company, or with respect to which the Company has or may have any liability which provides benefits to any current or former director, officer, employee or service provider, or the dependents of any thereof, of the Company (collectively the "Benefit Plans").

            (b) The Company has made available or delivered to Acquiror true, accurate and complete copies of (i) the documents comprising each Benefit Plan (or, with respect to any Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company), (ii) any related trust or other funding vehicle, (iii) any reports or summaries required under ERISA or the Code, (iv) the Internal Revenue Service ("IRS") determination letter with respect to any Benefit Plan intended to be qualified under Section 401 of the Code, (v) all summary plan descriptions and material employee communications, (vi) the most recent annual report (including any schedules thereto), (vii) the most recent audited financial statements, and (viii) all material communication with any Governmental entity (including the Department of Labor ("DOL") or the IRS).

            (c) The Company (i) does not participate in, (ii) has never participated and (iii) has never had a contribution obligation to (A) a "Multiemployer Plan" as defined in Section 3(37)(A) or Section 4000(a)(3) of ERISA, (B) any "Multiple Employer Plan" as defined in Sections 4063 or 4064 of ERISA or Section 413 of the Code, or (C) any "Defined Benefit Plan" within the meaning of Section 3(35) of ERISA, whether or not terminated.

            (d) There are no Benefit Plans with "change in control" or similar provisions and, except as contemplated by this Agreement, the consummation of the Merger, this Agreement and the transactions contemplated thereby and hereby will not result in any payments (whether of separation or severance pay, unemployment pay or otherwise) (i) becoming due from the Company to any current or former employee, director or consultant or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director or consultant of the Company, (ii) that would constitute "parachute payments" as defined in Section 280G of the Code or that would require the payment of an excise tax under Section 4999 of the Code, or (iii) that would accelerate the time of payment or vesting of, or increase the amount of any compensation due to, any current or former employee, excluding Company Stock Options which will all accelerate and vest in full in connection with consummation of the Merger.

            (e) Section 162(m) of the Code does not limit the deduction for employee remuneration for the Company.

            (f) Each Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Sections 401(a) and 501(a) of the Code, and each has been so determined by the IRS pursuant to a favorable determination letter that takes into account all changes in the law for which determination letters are currently being issued which are applicable to such Benefit Plans or application for such determination has been made and is currently pending.

            (g) Any Benefit Plan which is a "group health plan" as defined in
      Section 607(1) of ERISA or Section 5000(b)(1) of the Code is not required to provide benefits to a current or former Employee beyond the end of the month in which the Employee retires or is otherwise terminated other than as required by the provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 4980(B) of the Code or applicable state law.

            (h) All required contributions to all Benefit Plans and all premiums, fees, or other payments required to be made in connection with any Benefit Plan have either been timely made or are reflected in the financial statements on an accrual basis.

            (i) Each Benefit Plan sponsored by the Company is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all laws that are applicable to such Benefit Plan, including ERISA and the Code. No Benefit Plan is currently under audit by the IRS or the DOL.

            (j) Other than routine claims for benefits, there are no actions, suits, claims or investigations pending, or to the Company's or any ERISA affiliate's knowledge, threatened against or with respect to any of the Benefit Plans or their assets.

            (k) No Benefit Plan is a self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA.

            (l) No Benefit Plan has participated in, engaged in or been a party to any prohibited transaction (pursuant to Section 4975 of the Code or Section 406 of ERISA and which is not exempt under Section 4975 of the Code or Section 408 of ERISA) and the Company has not had asserted against it any claim for any excise tax or penalty imposed under ERISA or the Code with respect to any Benefit Plan, nor is there any basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibilities or obligations imposed upon fiduciaries by Title I of ERISA with respect to any Benefit Plan.

      3.12 Taxes. The Company has timely filed all Tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect. The Company has paid all Taxes shown as due on returns that have been filed, and the Financial Statements and Interim Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

            (a) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for.

            (b) No claim has ever been made or is expected to be made by any Governmental Entity in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

            (c) Section 3.12 of the Company Disclosure Schedules contains a complete and accurate list of all Tax returns of the Company that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of the Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Section 3.12 of the Company Disclosure Schedules. The Company has delivered, or made available to Acquiror, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. The Company has no Knowledge that any Governmental Entity is likely to assess any additional taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any taxes of the Company either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company has Knowledge. Section 3.12 of the Company Disclosure Schedules contains a list of all Tax returns for which the applicable statute of limitations has not run. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

            (d) All Taxes that the Company is or was required by applicable Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

            (e) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes) that will require any payment by the Company.

            (f) The Company (A) has not been a member of an affiliated group within the meaning of the Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any Person (other than the Company) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

            (g) The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

            (h) The Company has not participated in or been a party to any "listed transactions" as determined under the Code and all regulations and interpretations issued thereunder.

      3.13 Environmental Matters.

            (a) The Company (i) is in compliance in all material respects with all applicable Environmental Laws; (ii) holds all material Environmental Permits necessary to conduct the Company's business; (iii) is in compliance in all material respects with its Environmental Permits; and
      (iv) has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws. The Company has not received any notice of any violation of or delinquency with respect to any applicable Environmental Laws.

            (b) The Company has not released, generated, treated, contained, handled, used, processed, buried or stored, and, to the Knowledge of the Company, no other Person has released, generated, treated, contained, handled, used, processed, buried or stored Hazardous Materials in violation of any applicable Environmental Law on any real property currently or formerly owned or leased by the Company during its ownership or occupancy of such property. To the Knowledge of the Company, no aboveground or underground storage tanks are located on, under or about any real property owned or leased, or previously owned or leased, by the Company.

            (c) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company and the Company has not received any written notice alleging in any manner that it is, or would reasonably be expected to be, responsible for any Environmental Claim. The Company has not entered into any environmental indemnity or environmental shared liability agreement with respect to another Person's actions or inactions, and, to the Company's Knowledge, there has occurred no event that may result in the Company being liable under any Environmental Law for the actions or inactions of another Person.

            (d) The Company has disclosed and delivered or made available to Acquiror all environmental reports and investigations that the Company has obtained or ordered with respect to the Company's business activities and the real property owned or leased by the Company; provided, however, the Company has not and does not make any warranties regarding (i) the truth or accuracy of any such environmental report or investigation; or (ii) the qualifications or expertise of the respective parties conducting such environmental reports and investigations.

      3.14 Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement.

      3.15 Broker, Finders' or Advisors' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, or which was previously retained by or authorized to act on behalf of the Company, who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      3.16 Intellectual Property.

            (a) Section 3.16(a) of the Company Disclosure Schedules sets forth a true and complete list of all of the following (in each case if included in Owned Intellectual Property):

            (i) Patents and patent applications issued to the Company, including: (A) issued Patents and for each, its number, issue date, title, priority information and current legal status, for each jurisdiction in which such Patent has been issued; (B) Patent applications (including provisional applications, divisional applications, continuation applications, continuation-in-part applications, re-examination applications and reissue applications) and for each, the application number, date of filing, title, priority information and current legal status for each jurisdiction in which such Patent application is pending; (C) a summary description of all Patents and Patent applications (including provisional patent applications) that the Company has abandoned; and (D) a summary description of all issued Patents and Patent applications (including provisional patent applications) that have been rejected by the patenting authority in any jurisdiction;

            (ii) trademarks, trade names, brand names and service marks registered by the Company (each a "Registered Proprietary Name"), the registration number thereof, and, if applicable, the class of goods or the description of goods or services covered thereby, the jurisdictions in which such Registered Proprietary Name is registered, the current legal status and the expiration date for each jurisdiction in which such Registered Proprietary Name has been registered;

            (iii) trademarks, trade names, brand names and service marks used by the Company but not registered (each an "Unregistered Proprietary Name"), the application serial number thereof (if any), the date of filing, the jurisdictions in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby;

            (iv) copyright registrations, the number, date of registration thereof for each jurisdiction in which such copyright has been registered and the current legal status of the registration;

            (v) applications for registration of copyrights and the date and jurisdictions in which such application was filed; and

            (vi) domain names and applications for registration of domain names, and the current legal status of the registration.

            (b) Section 3.16(b) of the Company Disclosure Schedules lists each License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property.

            (c) (i) The development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of any of the Products by the Company, in each case in connection with the operation of the business of the Company as currently conducted, does not infringe upon, misappropriate, violate, dilute (with respect to any trademarks, trade names, brand names and service marks) or otherwise constitute the unauthorized use of, the Intellectual Property rights of any third party;
      (ii) no claim is pending or, to the Knowledge of the Company, threatened against the Company alleging any of the foregoing; and (iii) to the Knowledge of the Company, no right, license, lease, consent or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company. None of the Patents listed in
      Section 3.16(a) of the Company Disclosure Schedules is involved in any interference, reexamination, conflict or (to the Company's Knowledge) opposition proceeding, and to the Knowledge of the Company there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names, Unregistered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names or Unregistered Proprietary Names listed in Section 3.16(a) of the Company Disclosure Schedules is involved in any cancellation, nullification, interference, conflict, concurrent use or (to the Company's Knowledge) opposition proceeding, and to the Knowledge of the Company, there has been no threat or other indication that any such proceeding will hereafter be commenced.

            (d) The Company is the sole owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, free and clear of any Liens. The Company is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the Ordinary Course of Business.

            (e) The Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property used in the conduct of the business of the Company as currently conducted. The Patents (excluding patent applications) included in the Owned Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property are in good standing, all without challenge (to the Knowledge of the Company) of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

            (f) No legal proceedings are pending, or to the Knowledge of the Company are overtly threatened, against the Company (i) based upon, challenging or seeking to deny or restrict the use of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or
      (iii) alleging that the Licenses conflict with the terms of any third party license or other agreement.

            (g) Maintenance fee(s), annuity fee(s) or renewal fee payment(s) for each jurisdiction in which each Patent, Patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application included within the Owned Intellectual Property has issued or is pending have been timely paid.

            (h) To the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property. The Company is not a party to any agreement granting rights by the Company to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.

            (i) The Company has delivered or made available to Acquiror true and complete copies of the issued Patents and all applications therefor and all applications and registrations for Proprietary Names, copyrights and domain names listed or described in Section 3.16(a) of the Company Disclosure Schedules.

            (j) To the Knowledge of the Company, all software used in the business of the Company is free of all viruses, worms and Trojan horses, and does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems as used in the Company's business.

            (k) The Company has a license to use all software development tools, library functions, compilers and other third-party software that are used in the business of the Company or that are required to operate or modify the Company's software as used in the Company's business.

            (l) The Company has used commercially reasonable efforts to maintain its trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

            (m) To the Knowledge of the Company, (i) there has been no misappropriation of any trade secrets or other confidential information of the Company by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person, in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property.

            (n) The Company has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of Owned Intellectual Property of such Person's ownership interest therein. To the Knowledge of the Company, none of the employees or consultants of the Company is in violation thereof. All employees of, consultants to or vendors of the Company with access to confidential information of the Company are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company. To the Knowledge of the Company, none of the employees, consultants or vendors of the Company or any of its subsidiaries is in violation of such agreements.

            (o) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, any of the Company's rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property.

      3.17 Major Suppliers.

            (a) Section 3.17(a) of the Company Disclosure Schedules lists each of the Company's vendors or suppliers with whom the Company has expended an aggregate amount for purchases during the twelve (12) month period ended December 31, 2004 in excess of five percent (5%) of the Company's gross revenue for such period (each, a "Major Supplier"), and sets forth the dollar amount of Company expenditures with each Major Supplier during such period. The Company has furnished Acquiror with complete and accurate copies of all current written agreements or written summaries of unwritten agreements with such Major Suppliers. The Company is not engaged in a material dispute with any Major Supplier. There has been no material change in the business relationship of the Company and any Major Supplier since January 1, 2004. No Major Supplier has indicated to the Company in writing or otherwise any demand for a material modification or change in its business relationship with the Company.

            (b) Since January 1, 2004: (i) no supplier of the Company has canceled or otherwise terminated its relationship with the Company, except for such cancellations and terminations that, individually or in the aggregate, have not had, or are not reasonably expected to have, a Material Adverse Effect; (ii) no supplier of the Company has provided written notice to the Company of its intent either to terminate or materially reduce its relationship with the Company or to cancel any Material Contract with the Company, except for such terminations and cancellations that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect; (iii) to the Knowledge of the Company, none of the suppliers of the Company is unable to continue to supply the products or services supplied to the Company by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Material Adverse Effect; and (iv) the Company has no direct or indirect ownership interest in any supplier of the Company.

            (c) To the Knowledge of the Company, there are no facts or circumstances that have caused a material adverse effect, or are reasonably likely to cause a material adverse effect, on the continued supply (either for clinical purposes or in bulk) of the active ingredients of any compound, product candidate or product of the Company currently used.

      3.18 Regulatory Compliance. To the extent applicable to the Company:

            (a) All products currently being manufactured, distributed or developed by the Company, or by any other person (a "Collaborative Partner") pursuant to a collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with the Company (a "Collaboration"), that are subject to the jurisdiction of the United States Food and Drug Administration (the "FDA") are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the Knowledge of the Company are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. Sections 301 et. seq. ("FDCA"), its implementing regulations, and all applicable similar Legal Requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (b) All preclinical trials and clinical trials conducted by or on behalf of the Company have been, and are being, conducted in compliance with the applicable requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (c) To the Knowledge of the Company, (i) all manufacturing operations conducted for the benefit of the Company have been and are being conducted in material compliance with the FDA's current Good Manufacturing Practice regulations for drug products, including 21 C.F.R. Parts 210 and 211, except for noncompliance which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect; and (ii) the Company is in compliance with all registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (d) Since the date of acquisition of any such product (or rights thereto) by the Company, none of the Company's products, and no products of a Collaboration, have been recalled, suspended or discontinued as a result of any action by the FDA or any other foreign Governmental Entity, by the Company, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or, to the Knowledge of the Company, outside of the United States.

            (e) The Company and, to the Knowledge of the Company, its Collaborative Partners, have not received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of the Company's products or the products of a Collaboration, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of the Company's products or the products of a Collaboration.

            (f) To the Knowledge of the Company, there are no facts, circumstances or conditions that would be sufficient to presently, or solely with the passage of time in the Ordinary Course of Business, provide a reasonable basis for a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

            (g) As to the products of the Company, and the products of a Collaboration, for which a new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company, and to the Knowledge of the Company, its Collaborative Partners, are in compliance with 21 U.S.C. Sections 355 or 21 C.F.R. Parts 312 or 314, respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such drug, the Company and, to the Knowledge of the Company, any relevant Collaborative Partner, and the officers, employees or agents of the Company and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(l) and each such certification was true, complete and correct in all material respects when made.

            (h) The Company and, to the Knowledge of the Company, its Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of Company or, to the Knowledge of the Company, its Collaborative Partners or any officers, key employees or agents of the Company or its Collaborative Partners, have been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

      3.19 Products.

            (a) Set forth in Section 3.19 of the Company Disclosure Schedules is a complete and accurate list of all of the Company's compounds, product candidates, and products (collectively, the "Products") noting, where applicable, those Products where FDA approval has been applied for and/or received, and listing the approval obtained and application made. For those Products listed in Section 3.19 to the Company Disclosure Schedules for which an NDA or an sNDA has been filed with the FDA, the Company owns the NDA or the sNDA, as the case may be, and no other party has any rights thereto. For those Products listed in Section 3.19 to the Company Disclosure Schedules as receiving FDA approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company's Knowledge, no event has occurred or notification been received by the Company from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA approval status of such Products. To the Knowledge of the Company, no applications made or other materials submitted by the Company to the FDA or a notified body contained an untrue statement of material fact when submitted, or omitted to state a material fact within the Company's Knowledge when submitted which was required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            (b) The Product registration files of the Company have been maintained in accordance with reasonable industry standards. The Company has in its possession or control, or has access to, copies of all the material documentation filed in connection with filings made by the Company for regulatory approval or registration of the Products of the Company, including the complete regulatory chronology for each NDA or sNDA for each Product for which an NDA or sNDA has been filed.

            (c) The Company has not received any Paragraph IV Notification under U.S.C. 355(j)(2)(B) relative to any patents listed in any NDA held by the Company. In addition, the Company has not received any notice regarding, and otherwise has no

      Knowledge of, any plans by any third party to file an ANDA relative to an NDA held by the Company.

            (d) All material documents in the possession of the Company with respect to pre-clinical and clinical data relating to the compound referred to as retigabine have been furnished or made available to Acquiror.

      3.20 Inventory.

            (a) The Product inventory reflected in the Reference Balance Sheet (the "Product Inventory") consists of Products of a quality and quantity usable and salable in the Ordinary Course of Business. Each item of Product Inventory has, as of the Agreement Date, at least 18 months remaining until its expiry date. All other inventory reflected in the Reference Balance Sheet, including active pharmaceutical ingredient inventory, other Product components, packaging materials, labels, and other non-Product inventory items, have, as of the Agreement Date, a remaining shelf life of at least four (4) years.

            (b) Since September 30, 2004, the Company has not (i) materially altered its distribution practices or terms with respect to the Products, or (ii) caused or effected a material increase in the inventory level of the Products in the wholesale channel.

            (c) The Company's three (3) main wholesalers have provided to the Company information which, to the Knowledge of the Company, reflects the inventory level of the Products maintained by such wholesalers as of December 31, 2004, and the Company has delivered or made available to Acquiror copies of such information.

      3.21 Material Contracts. Section 3.21 of the Company Disclosure Schedules contains a true and complete list of the Material Contracts of the Company. The Company has delivered to or made available to Acquiror true and complete copies of all of the Material Contracts and any other contracts or agreements identified in any section of the Company Disclosure Schedules. All Material Contracts to which the Company is a party are, as to the Company (and, as to the other parties thereto, to the Knowledge of the Company), valid and binding agreements in full force and effect. The Company is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by the Company permitting termination, modification, or acceleration, under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in material breach or default under, or has repudiated any material provision of, any Material Contract.

      3.22 Certain Business Practices. Within the past three (3) years, neither the Company nor, to the Company's Knowledge, any director, officer, agent or employee of the Company has used any Company funds for (i) unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or for making any payments which violate any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) any other unlawful payment.

      3.23 Voting Requirements. The only votes of the Company Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement are represented by the Company Stockholder Approval.

      3.24 Board Recommendation. The Board of Directors of the Company has (i) approved of the transactions contemplated by this Agreement; and (ii) recommended that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger.

      3.25 Property. The Company does not own any real property. The real property covered by the lease (the "Lease") described in Section 3.25 of the Company Disclosure Schedules constitutes all of the real property rented or occupied by the Company. The Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease. The Company has delivered to Acquiror a complete and accurate copy of the Lease, and the Lease has not been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Acquiror. The Company is not in material default under the Lease, and, to the Knowledge of the Company, no circumstances exist which, if unremedied, would result in such material default under the Lease; nor, to the Knowledge of the Company, is any other party to the Lease in material default under the Lease.

      3.26 Vehicles and Equipment. All vehicles and items of equipment owned or utilized by the Company are (i) mechanically sound and in a condition to perform in the manner needed for the operation of the Company, ordinary wear and tear excepted, (ii) in good cosmetic condition, ordinary wear and tear excepted, and
(iii) in compliance in all material respects with all applicable Legal Requirements, including those related to safety.

      3.27 Insurance. Section 3.27 to the Company Disclosure Schedules lists each insurance policy maintained by the Company, with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. To the Knowledge of the Company, each such insurance policy: (a) is in full force and effect; (b) is sufficient for compliance, in all material respects, with all requirements of applicable law and of any contract or agreement to which the Company is subject; and (c) is issued by an insurer that is financially sound and reputable. The Company is not in default with respect to its obligations under any of such insurance policies. Section
3.27 of the Company Disclosure Schedules lists the Company's obligations to third parties with regard to the maintenance of insurance policies. The Company is in compliance with all such obligations.

      3.28 Loans to Insiders. The Company has not, since January 1, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

      3.29 Affiliate Transactions. Other than pursuant to this Agreement, no officer, director, employee or affiliate of the Company or, to the Knowledge of the Company, any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons)

(collectively "Insiders"), has any agreement with the Company (other than employment or service-related compensation arrangements) or any interest in any property, real, personal or mixed, tangible, or intangible, used in or pertaining to the Company's business activities (other than ownership of Company Capital Stock). To the Knowledge of the Company and except with respect to any directors of the Company, none of the Insiders has any direct interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases or licenses any property, or in any other Person with whom the Company transacts business of any nature (other than any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons). For purposes of this Section 3.29, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

      3.30 Assets; Absence of Encumbrances. The Company owns, leases or has the legal right to use all of the equipment, machinery and other tangible assets used by the Company in the conduct of the business of the Company or otherwise owned or leased by the Company. The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Reference Balance Sheet or acquired since the date thereof, free and clear of all Encumbrances, except for (i) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable GAAP; (ii) liens incurred in connection with workers' compensation, unemployment insurance and other types of social security; (iii) liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the relevant Reference Balance Sheet; (the Encumbrances set forth in (i)-(iii), collectively, "Permitted Encumbrances"); and (iv) assets disposed of since the date of the Reference Balance Sheet in the Ordinary Course of Business.

      3.31 Merger Consideration Spreadsheet. The information set forth in the Spreadsheet contemplated by Section 5.5 to be delivered by the Company shall be true, complete and correct in all respects and Acquiror, the Exchange Agent and the Escrow Agent shall be entitled to rely on the information contained in the Spreadsheet for all purposes contemplated by this Agreement, the Escrow Agreement and the Registration Rights Agreement.

      3.32 Disclosure. The representations and warranties of the Company contained in this Article 3, together with the Company Disclosure Schedules, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                             ACQUIROR AND MERGER SUB

      Except as set forth in the Acquiror disclosure schedules delivered by the Acquiror to the Company simultaneously with the execution of this Agreement, which disclosure schedules are incorporated herein by reference (the "Acquiror Disclosure Schedules") (each section thereof qualifying only the representation and warranty in the correspondingly numbered section of this Agreement to which it relates, unless the disclosure or exception contains information which, on its face, is clearly applicable to one or more sections, in which case such disclosure or exception shall be deemed to relate to such other sections as well), Acquiror and Merger Sub each hereby represents and warrants to the Company, which representations and warranties are true, correct and complete as of the Agreement Date and the Closing Date, that:

      4.1 No Prior Activities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and required pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

      4.2 Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

      4.3 Authority; No Conflict. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, as applicable, the Registration Rights Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as applicable, the Registration Rights Agreement, by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement and, as applicable, the Registration Rights Agreement, have been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Acquiror and, as applicable, Merger Sub, enforceable against Acquiror and, as applicable, Merger Sub in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting the rights of creditors and general principles of equity. The execution and delivery of this Agreement and the Registration Rights Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Registration Rights Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) the certificate of incorporation or bylaws of Acquiror or the certificate of incorporation or bylaws of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or Merger Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform their obligations under this Agreement.

      4.4 Consents. Except as set forth on Section 4.4 of the Acquiror Disclosure Schedules, no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the Registration Rights Agreement by Acquiror or Merger Sub, as applicable, or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby or thereby, except: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (2) the filing of a pre-merger notification and report form by Acquiror under the HSR Act; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement and the Registration Rights Agreement.

      4.5 Brokers. Except for Bear Stearns & Co. Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

      4.6 Financial Capability. Acquiror and Merger Sub have, and at the Effective Time will have, the funds necessary to finance the transactions contemplated hereby and pay related fees and expenses.

      4.7 Authorization of Shares. All shares of Valeant Common Stock to be issued in connection with the Merger, when issued pursuant to and in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

      4.8 SEC Filings; Financial Statements.

            (a) Acquiror has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the "Acquiror SEC Filings"). Each Acquiror SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including in each case, any notes thereto) contained in any Acquiror SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of Acquiror as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect to the business, condition (financial or other), results of operations, performance or properties of the Acquiror, taken as a whole).

      4.9 Absence of Certain Changes or Events. Except as disclosed in Acquiror SEC Filings filed with the SEC prior to the Agreement Date, since October 1, 2004, Acquiror has conducted its business only in the ordinary course and there has not been: (i) any change in or effect on the assets, liabilities, financial condition, operating results or business of Acquiror, except changes or effects which (x) have not been, in the aggregate, materially adverse, (y) relate, in general, to the economy or securities markets of the United States or any other region or (z) relate to the industry in which Acquiror operates generally; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Acquiror's capital stock; (iii) any split, combination or reclassification of any of Acquiror's capital stock or any issuance (or the authorization of any issuance) of any other securities in respect of, in lieu of or in substitution for shares of Acquiror's capital stock; (iv) any damage, destruction or loss, whether or not covered by insurance, which would have a material adverse effect on the assets, liabilities, financial condition, operating results or prospects of Acquiror; or
(v) any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities, financial condition or operating results, except insofar as may have been required by a change in GAAP.

      4.10 Acquiror Information. As to the information provided by Acquiror as contemplated by Section 6.1(b) for use in solicitation materials for the vote or action of the holders of Preferred Stock and Company Common Stock as contemplated by Section 6.1(a), such information shall not, on the date upon which any such information is provided to the Company or on the date upon which the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) is obtained as contemplated by Section 2.1(b) (which is expected to be on the Agreement Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
                             PRE-CLOSING COVENANTS

      5.1 Conduct of Business. Except as (i) expressly contemplated by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Schedules, or
(iii) consented to in writing by Acquiror, during the period from the Agreement Date to the Effective Time, the Company shall exercise all reasonable efforts to carry on in the Ordinary Course of Business and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations (other than internal organizational realignments), to keep available the services of its current officers and other key employees and to preserve its relationships with those Persons having business dealings with the Company to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the Agreement Date to the Effective Time or earlier termination of this Agreement, the Company shall not, without the prior written consent of the

Acquiror or except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as required by the terms of the Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plan outstanding as of the Stock Reference Date, and only in accordance with their present terms or except as required by the terms of the Preferred Stock, or (iii) except pursuant to agreements entered into with respect to the Company Stock Plan that are in effect as of the close of business on the Stock Reference Date, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding as of the Stock Reference Date and in accordance with their present terms or except as required by the terms of the Preferred Stock;

            (c) amend its certificate of incorporation or bylaws or merge or consolidate with any Person;

            (d) acquire or agree to acquire, or dispose of or agree to dispose of, any capital assets (with aggregate value in excess of $50,000) or, other than in the Ordinary Course of Business, any other assets;

            (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien abandon or otherwise dispose of any of its properties or assets (other than, in the Ordinary Course of Business, (i) inventory or (ii) other assets with aggregate value of no more than $50,000);

            (f) make any change in accounting methods or cash management;

            (g) (i) grant any increase in the compensation payable or to become payable by the Company to any of its officers, directors or employees, except in the case of employees (who are not officers or directors), increases in the Ordinary Course of Business or pursuant to contracts in effect as of the Agreement Date and set forth in Section 5.1 of the Company Disclosure Schedules; (ii) (A) adopt any new Benefit Plan, (B) grant any award under any existing Benefit Plan, or (C) except as required by applicable Legal Requirements, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Benefit Plan; (iii) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements, grant any severance or termination rights to any officer, director or employee of the Company;
      (iv) enter into any collective bargaining agreement or (v) make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or employee of the Company;

            (h) modify or amend in any material respect, enter into or terminate any Material Contracts or waive, release or assign any material rights, benefits or claims;

            (i) (i) incur or assume any Indebtedness; (ii) other than in the Ordinary Course of Business, materially modify the terms of any Indebtedness or other Liability; (iii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than immaterial amounts in the Ordinary Course of Business, and other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary advances to employees in accordance with past practice); or (v) enter into any commitment or transaction, other than in the Ordinary Course of Business;

            (j) make any material Tax election (unless required by law) or settle or compromise any material income Tax liability;

            (k) (i) take action to waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company is a party, or (ii) pay, discharge or satisfy any proceeding, other than (A) a payment, discharge or satisfaction for which Liabilities are reflected on or are reserved against in the Reference Balance Sheet (or the notes thereto), but not to exceed the reserve therefor, in each case in complete satisfaction, or (B) a payment, discharge or satisfaction for an amount no greater than $25,000 individually and $100,000 in the aggregate, and, in either case, with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims; provided, however, that this prohibition shall not preclude the Company from amending any confidentiality or other agreement that is deemed necessary by the Board of Directors of the Company in the exercise of its fiduciary duties under
      Section 5.4 hereof;

            (l) make any payment or incur any liability or obligation (excluding amounts of less than $25,000 in the aggregate) for the purpose of obtaining any consent from any third party to the transactions contemplated hereby;

            (m) form any directly or indirectly wholly-owned Subsidiary;

            (n) enter into any collaboration, partnership, joint venture or similar agreement related to profit or expense sharing with a third Person;

            (o) introduce any new product lines or engage in any lines of business other than those conducted by the Company on the Agreement Date;

            (p) enter into an agreement, contract, commitment or arrangement with any clinical research organization;

            (q) ship units of Product at a rate greater than 120% of the Normal Demand for such Product. Normal Demand, with respect to each Product, is defined as the average weekly unit sales for such Product during the 8 weeks prior to the Agreement Date; and

            (r) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Without limiting the generality of the foregoing, and subject thereto, from and after the Agreement Date and prior to the Effective Time, the Company shall maintain insurance coverage and its books and records in substantially the same manner as heretofore maintained, comply with all applicable Legal Requirements, maintain and keep all of its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, and perform all of its duties and obligations under all contracts, agreements, understandings and commitments applicable thereto, except in each case where the failure to maintain, comply or perform, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

      5.2 Other Actions. Except as required by law, the Company and Acquiror shall, from and after the Agreement Date and prior to the Effective Time, not, and neither shall permit any of their respective Affiliates to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 (Conditions Precedent) not being satisfied.

      5.3 Advice of Changes. The Company and Acquiror shall promptly advise the other Party orally and in writing to the extent it has Knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have (i) a material adverse effect on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 7 to be satisfied, or (ii) in the instance of the Company, a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

      5.4 No Solicitation of Transactions.

            (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its other Affiliates to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing any information or assistance), or take any other action to facilitate or to cause, any inquiries or the making of any proposal from any Person which constitutes a Competing Transaction or (ii) participate in any discussions or negotiations regarding a Competing Transaction.

            (b) Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may participate in negotiations and discussions with any such Person who makes an offer to enter into a Competing Transaction (provided that the Company shall not agree to any exclusive right to negotiate with such Person) if (i) such Person, without any breach of Section 5.4(a), submits a bona fide, unsolicited written proposal to the Company with respect to any such transaction that the Company's board of directors determines, in good faith after receiving written advice from a financial advisor of a nationally recognized reputation, is more favorable (both quantitatively and qualitatively) to the Company and its stockholders than the transactions contemplated hereby, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's board of directors, is reasonably capable of being properly obtained by such Person, and (ii) in the reasonable opinion of the Company's board of directors in good faith, after consultation with outside legal counsel, the failure to provide such information or access to engage in such discussions or negotiations would cause the Company's board of directors to breach its fiduciary duties to the Company's stockholders under applicable Legal Requirements (a Competing Transaction which satisfies clauses (i) and (ii) of this Section 5.4(b) being hereinafter referred to as a "Superior Proposal"). The Company shall, following the determination that such Competing Transaction is a Superior Proposal, notify Acquiror in writing of the receipt of the same (a "Proposal Notice"). Such Proposal Notice shall indicate the name of the Person who made such Superior Proposal, all the terms and conditions of such proposal and that the Company's board of directors intends to make a Subsequent Determination, and shall contain a certification signed by the chief executive officer of the Company to the effect that such proposal is a Superior Proposal in accordance with the terms thereof, and be accompanied by immediate access to all nonpublic information provided by the Company to the Person who made the Superior Proposal of which Acquiror had not been previously furnished. If, after consultation with outside legal counsel, the Company's board of directors determines that its fiduciary duties to the Company and its stockholders so require, the Company's board of directors may (subject to this sentence and the following sentences of this Section 5.4(b)) inform the Company's stockholders that it no longer believes that the transactions contemplated hereby are advisable, and that it no longer recommends approval of the Merger (a "Subsequent Determination"), but only at a time that is after the fifth (5th) Business Day following Acquiror's receipt of the relevant Proposal Notice. After delivering such Proposal Notice, the Company shall provide a reasonable opportunity to Acquiror to make such adjustments to the terms and conditions of this Agreement as would enable the Company's board of directors to proceed with its recommendation to the Company's stockholders without a Subsequent Determination. At any time after the fifth (5th) Business Day following Acquiror's receipt of the Proposal Notice and if the Company has otherwise complied with the provisions of this Section 5.4(b), the Company's board of directors may terminate this Agreement pursuant to Section 8.1(d) hereof and enter into an agreement with respect to the relevant Superior Proposal, provided that the Company shall, concurrently with terminating this Agreement pursuant to such section, pay or cause to be paid to Acquiror the termination fee and expenses as set forth in Section 8.3(a) hereof.

            (c) Except as set forth in Section 5.4(b), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Acquiror, the approval or recommendation by the Company's Board of Directors or any committee thereof of this Agreement and the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, or (iii) enter into any agreement, commitment, understanding or other arrangement with respect to any Competing Transaction.

      5.5 Merger Consideration Spreadsheet. The Company shall deliver to Acquiror, the Escrow Agent and the Exchange Agent a spreadsheet (the "Spreadsheet"), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, (i) all holders of Company Common Stock and Preferred Stock and their respective addresses, the number of shares of Company Capital Stock held by such Persons (including whether such shares are Company Common Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock), the total amount of Merger Consideration to be paid to such Persons in respect of each class of Company Capital Stock held by such holders (including the portion of the Net Cash Consideration to be paid to such Persons as of the Closing, the portion of the Stock Consideration (if applicable) to be paid to such Persons as of the Closing and the amount to be deposited on such Persons' behalves (if applicable) as part of the Initial Escrow Amount (and such Persons' respective pro rata entitlements (if applicable) to (x) the Escrow Fund and (y) in the instance of former holders of Company Common Stock, as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)), as well as such other information relevant thereto or which Acquiror, the Escrow Agent or the Exchange Agent may reasonably request, and (ii) all holders of In-the-Money Options and their respective addresses, the number of shares of Company Common Stock underlying such In-the-Money Options, the exercise prices applicable to such In-the-Money Options as of immediately prior to the Effective Time, the total amount of Merger Consideration to be paid to such Persons (including the portion of the Net Cash Consideration to be paid to such Persons as of the Closing and the amount to be deposited on such Persons' behalves as part of the Initial Escrow Amount (and such Persons' respective pro rata entitlements to (x) the Escrow Fund and (y) as applicable, a portion of any Working Capital Price Increase as set forth in Section 2.11(f)), as well as such other information relevant thereto or which Acquiror, the Escrow Agent or the Exchange Agent may reasonably request. The Company shall deliver the Spreadsheet to Acquiror, the Escrow Agent and the Exchange Agent no later than the later of (i) five (5) Business Days prior to the expected Closing Date or (ii) two (2) Business Days after the first
(1st) Business Day upon which the Net Cash Consideration can be determined (i.e., because the components thereof are known).

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

      6.1 Stockholders Meeting and Approval.

            (a) Company Action. The Company will take all action necessary in accordance with applicable law and its governing documents to duly call, give notice of, and convene meetings of its holders of Preferred Stock and Company Common Stock, or to otherwise take such necessary action to consider and vote upon or consent to the approval of (i) this Agreement and the transactions contemplated hereby (including the Merger), (ii) the Merger Liquidation Exemption and (iii) the Dividend Waiver. The Board of Directors of the Company shall recommend such approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with Section 5.4(b), and shall take all lawful action necessary to obtain such stockholder approval.

            (b) Solicitation Material. Each of Acquiror and the Company shall promptly provide all information reasonably required for use in solicitation materials for the vote or action of the holders of Preferred Stock and Company Common Stock as contemplated by the foregoing subsection
      (a), and such information shall not, with respect to the information supplied by either such Party, on the date upon which such information is provided for use in such solicitation materials or upon the date which the Company advised Acquiror is likely to be the date when approval of this Agreement and the transactions contemplated hereby (including the Merger) is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Acquiror and the Company agrees to correct promptly any such information provided by it that shall become false or misleading in any material respect and to take all steps necessary to amend or supplement the solicitation materials so as to correct the same and to cause the solicitation materials as so corrected to be disseminated to the holders of Preferred Stock and Company Common Stock as appropriate or to the extent required by applicable law. The solicitation materials shall comply as to form in all material respects with the provisions of the DGCL and other applicable law.

      6.2 Access To Information; Confidentiality(a)

            (a) The Confidentiality Agreement dated June 18, 2004 between Acquiror and the Company (the "Confidentiality Agreement"), together with each of that certain Supplemental Exclusivity Agreement dated October 26, 2004, that certain Extension of Exclusivity Agreement dated November 24, 2004, and that certain Supplemental Letter Agreement date January 12, 2005 (collectively, the "Exclusivity Agreements"), shall be deemed to have terminated upon the execution of this Agreement; provided, however, that if this Agreement is terminated prior to Closing, this Section 6.2(a) shall be deemed to have no effect, and the Confidentiality Agreement and the Exclusivity Agreements shall survive in full force and effect in accordance with their respective terms.

            (b) Each of the Company and the Acquiror will, and will cause their respective officers, directors, employees, agents and representatives to
      (i) hold in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all nonpublic information concerning the other Party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person) and (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors. In the event of termination of this Agreement for any reason, the Parties hereto will promptly return or destroy all documents containing nonpublic information so obtained from any other Party hereto and any copies made of such documents and any summaries, analyses or compilations made therefrom.

            (c) The Company shall, and shall cause its Affiliates and together with its agents and representatives to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to make such inspections as Acquiror may reasonably require of all of the Company's offices, properties and facilities, and to all books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Affiliates and together with its agents and representatives to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Company's business, properties and personnel as Acquiror may reasonably request.

            (d) Between the Agreement Date and the Effective Time, the Company shall furnish to the Acquiror within five (5) Business Days after the delivery thereof to management, such monthly financial statements and data (financial, operational, compliance or otherwise) as are regularly prepared for distribution to Company management.

      6.3 Commercially Reasonable Efforts; Cooperation.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.3(a) will limit or affect actions permitted to be taken pursuant to Section 5.4.

            (b) Each of Acquiror and the Company shall (i) make the filings required of such Party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within two (2) Business Days after the Agreement Date; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such Party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement, (iii) cooperate with the other Party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; and (iv) keep the other Party apprised of the status of any inquiries made by a Governmental Entity, provided, however, that nothing contained in this Agreement shall require either Party or its Affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking which would individually or in the aggregate, in the reasonable judgment of the board of directors of Acquiror, materially and adversely impact the economic or business benefits to Acquiror and its Affiliates of the transactions contemplated by this Agreement or the ability of Acquiror or the Surviving Corporation to conduct its business substantially in the manner such business is being conducted as of the Agreement Date. Any and all fees required in connection with the filing of the notices required under the HSR Act shall be borne by Acquiror.

      6.4 Public Announcements. As soon as possible after the signing of this Agreement, but in any event no more than one (1) Business Day thereafter, Acquiror and the Company will jointly produce a mutually acceptable press release announcing the signing of this Agreement. Unless consented to in writing in advance by Acquiror or the Company, as the case may be, or required by applicable Legal Requirements, neither Acquiror nor the Company shall issue any other press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, except as may be required by Acquiror pursuant to its listing agreement with the New York Stock Exchange.

      6.5 Employees. Nothing in this Agreement will be construed to create a right in any employee of the Company to employment with Acquiror, the Surviving Corporation or Merger Sub, and, subject to any agreement between an employee and Acquiror, the Surviving Corporation or Merger Sub, the employment of each employee of the Company who continues employment with Acquiror, the Surviving Corporation or Merger Sub after the Closing Date will be "at will" employment. Notwithstanding the foregoing, simultaneously with the execution of this Agreement, the persons identified in writing by Acquiror to the Company at least two (2) Business Days prior to the Agreement Date as "Key Employees" will execute and deliver to Acquiror copies of employment agreements in form and substance reasonably acceptable to Acquiror (the "Employment Agreements"), each of which will become effective only if and when the Closing occurs.

      6.6 Employee Benefits.

            (a) Acquiror agrees that, from and after the Effective Time, the employees of the Company who are retained by Acquiror or the Surviving Corporation will be entitled to participate in the employee benefit plans of the Acquiror or the Surviving Corporation, and will otherwise be afforded employee benefits on the same basis as similarly situated employees of the Acquiror or the Surviving Corporation. To the extent reasonably possible, employees of the Company will be credited for their years of service to the Company in connection with rights under, or eligibility, vesting or participation in, any employee benefit plans of Acquiror (including vacation plans).

            (b) Effective as of the Effective Time, Acquiror shall adopt a retention and severance plan for the employees of the Company in the form delivered to the Company's chief executive officer prior to the Agreement Date (the "Retention Plan"). The Retention Plan shall be implemented for the benefit of the pre-Closing employees of the Company immediately as of the Effective Time.

      6.7 Indemnification of Officers and Directors. Acquiror agrees that, with respect to any claim arising within the six (6) year period after the Effective Time, Acquiror shall guaranty the obligations of the Company as in effect as of the Agreement Date in respect of indemnification and advancement of expenses for the benefit of the present and former officers and directors of the Company, including as set forth in Article 6 of the Company's bylaws as in effect as of the Agreement Date and pursuant to those certain Indemnification Agreements which the Company has in place with each of its directors and officers and which are identified on Section 3.21 of the Company Disclosure Schedules.

      6.8 Registration of Valeant Common Stock. The Parties acknowledge that the shares of Valeant Common Stock, if any, to be issued as part of the Merger Consideration will not be registered with the SEC or any other Governmental Entity at the time of issuance and are being issued in reliance on an exemption from registration under the Securities Act and applicable blue sky laws. Simultaneous with the execution hereof, Acquiror shall enter into a registration rights agreement (the "Registration Rights Agreement") in substantially the form attached hereto as Exhibit G, which by its terms shall be effective only if the Financing is not consummated on or prior to February 15, 2005. The Registration Rights Agreement shall, among other things, identify each holder of Company Capital Stock who shall receive shares of Valeant Common Stock pursuant to the Merger as an intended third party beneficiary of the provisions of such agreement. Among other matters, the Registration Rights Agreement shall provide that Acquiror shall use commercially reasonable efforts to (a) file a registration statement to register for resale under the Securities Act all shares of Valeant Common Stock issued as part of the Merger within five (5) Business Days of the Effective Time, (b) have such registration statement declared effective by the SEC as soon as practicable thereafter, and (c) keep such registration statement continuously effective for a period ending on the earlier of (i) the first (1st) anniversary of the issuance by Acquiror of such shares and (ii) the date upon which all such shares shall have been publicly resold by the holders thereof.

      6.9 Verification of Wholesale Inventory Levels. As soon as reasonably possible following the signing of this Agreement, the Company shall provide Acquiror with contact information for each of the wholesalers for the Company's Products and shall use its commercially reasonable efforts to facilitate the Acquiror's independent verification with such wholesalers of the level of inventory then maintained by such wholesalers for the Company's Products (including as to type, amount and shelf life).

      6.10 Financing. Acquiror shall use commercially reasonable efforts to consummate the Financing on or before February 15, 2005; provided, however, that Acquiror shall not be required to proceed with the Financing, and may terminate the Financing at any time in its sole discretion, if Acquiror determines in its reasonable judgment that consummation of the Financing is no longer prudent in light of then current circumstances in the financial markets or otherwise. If Acquiror consummates the Financing on or before February 15, 2005, the Merger Consideration shall consist solely of cash and the Registration Rights Agreement will be automatically terminated and of no force or effect.

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. This Agreement and the transactions contemplated hereby (including the Merger), the Merger Liquidation Exemption and the Dividend Waiver shall have been approved by votes of the Company Stockholders representing, at a minimum, the Company Stockholder Approval.

            (b) HSR Act. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and no condition shall have been imposed by any Governmental Entity on the Parties hereto adversely impacting the ability of the Parties to conduct the respective businesses of the Parties substantially in the manner such businesses are being conducted as of the Agreement Date.

            (c) Governmental and Regulatory Approvals. All material consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror or Merger Sub to consummate the Merger and the other transactions contemplated hereby will have been obtained.

            (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") affecting the Closing or seeking to prohibit the transactions contemplated under this Agreement shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

            (e) Escrow Agreement. Acquiror, the Company and Escrow Agent shall have executed the Escrow Agreement, and such agreement shall be in full force and effect.

            (f) Pre-Closing Wholesaler Inventory Level. In the event that Acquiror shall have elected, pursuant to Section 2.12, to have a Pre-Closing Wholesaler Inventory Level

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      Determined, the Company and Acquiror shall have agreed on (i) the amount of any Excess Contribution Price Decrease, or (ii) that the Pre-Closing Wholesaler Inventory Level is such that no amount of Excess Contribution Price Decrease is applicable.

      7.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties made by the Company in Article 3 that are qualified as to materiality shall be true and correct as of the Agreement Date and the Effective Time, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects as of the Agreement Date and the Effective Time; except (i) that those representations and warranties that address matters only as of a particular date need only remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not, individually or in the aggregate, have any Material Adverse Effect. The Acquiror shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Acquiror shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, to such effect.

            (c) No Material Adverse Change. At any time after the Agreement Date there shall not have occurred any Material Adverse Change.

            (d) Opinion of Counsel. The Acquiror shall have received an opinion dated the Closing Date, from Pillsbury Winthrop LLP, counsel to the Company, in substantially the form attached hereto as Exhibit H.

            (e) Dissenting Shares. The number of Dissenting Shares shall not exceed five percent (5%) of the outstanding shares of Company Capital Stock.

            (f) Voting Agreement. The Voting Agreement shall remain in full force and effect and the Principal Stockholders shall have complied in all material respects with the Voting Agreement and shall have materially performed all of their respective obligations thereunder.

            (g) Consents. Except for those matters addressed in Section 7.2 of the Company Disclosure Schedules, the Company shall have received all of the consents, approvals, permits or licenses set forth in Section 3.5 of the Company Disclosure Schedules.

            (h) Accredited Investor Representations. Not less than fifteen (15) days prior to the Closing, Acquiror shall have received a certificate in the form attached hereto as

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

      Exhibit I (an "Accredited Investor's Certificate") from: (i) each holder of Preferred Stock who would be entitled to receive shares of Valeant Common Stock as part of the Merger Consideration, and (ii) each Electing Common Holder.

            (i) Regiment Debt. Proper instruments and certificates to evidence the release of all Encumbrances securing the Regiment Debt shall be available, pending repayment in full of the Regiment Debt as of the Closing Date, as contemplated by this Agreement, for filing, recordation or other appropriate action immediately following the Closing Date.

      7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties made by Acquiror in this Agreement that are qualified as to materiality shall be true and correct as of the Agreement Date and the Effective Time, and the representations and warranties in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the Agreement Date and the Effective Time, except
      (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect with respect to Acquiror. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Acquiror, dated as of the Closing Date, to such effect.

            (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror, dated as of the Closing Date, to such effect.

            (c) Opinion of Counsel. The Stockholders' Representatives shall have received an opinion dated the Closing Date, from Winstead, Sechrest & Minick P.C., counsel to Acquiror, in substantially the form attached hereto as Exhibit J.

            (d) Consents. Acquiror shall have received all of the consents, approvals, permits or licenses set forth in Section 4.4 of the Acquiror Disclosure Schedules.

            (e) Exchange Fund. Cash in an aggregate amount equal to the Net Cash Consideration and certificates representing the Stock Consideration shall have been deposited with the Exchange Agent for the benefit of the Eligible Company Holders as contemplated hereby (noting that this deposit is expected to take place on the morning of the Closing Date, but prior nonetheless to the Closing).

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

            (f) Escrow Fund. Cash in an aggregate amount equal to the Initial Escrow Amount shall have been deposited with the Escrow Agent to comprise the initial Escrow Fund as contemplated hereby (and by the Escrow Agreement).

            (g) Registration Rights Agreement. Acquiror shall have executed the Registration Rights Agreement (which agreement shall identify each holder of Company Capital Stock who receives shares of Valeant Common Stock pursuant to the Merger as an intended third party beneficiary of the provisions of such agreement), and such agreement shall be in full force and effect.

                                   ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

            (a) By mutual written consent of Acquiror and the Company;

            (b) By either Acquiror or the Company:

            (i) if the Merger shall not have been consummated by April 30, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the basis for the failure of the Merger to be consummated by such time; or

            (ii) if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

            (c) By Acquiror:

            (i) if the Company Stockholder Approval shall not have been obtained and the proposed date of termination is more than two (2) Business Days after the Agreement Date;

            (ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days after written notice thereof or (B) is incapable of being cured by the Company, such that the conditions set forth in
      Section 7.2(a) or Section 7.2(b) would not be satisfied;

            (iii) in the event that the Company shall fail to satisfy any of the conditions set forth in Section 7.2(c), Section 7.2(e) or Section 7.2(i);

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

            (iv) if any of the Principal Stockholders have failed materially to perform their respective obligations or caused a material breach of their obligations under the Voting Agreements;

            (v) if, prior to the Effective Time, the Closing Value of the shares of Valeant Common Stock falls to below $22.50 per share and Valeant has not consummated the Financing; or

            (vi) if the Board of Directors of the Company shall have made a Subsequent Determination.

            (d) By the Company:

            (i) if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) is not cured within ten (10) days after written notice thereof or (B) is incapable of being cured by Acquiror; or

            (ii) upon the expiration of five (5) Business Days following delivery of a Proposal Notice related to a Superior Proposal as permitted under Section 5.4(b) hereof.

      8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of this Section 8.2, Section 8.3, Article 9 and Article 10, which provisions survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      8.3 Fees and Expenses.

            (a) Termination Fee and Expense Reimbursement.

            (i) If this Agreement is terminated pursuant to Section 8.1(c)(vi) or Section 8.1(d)(ii), then the Company shall (x) pay Acquiror a fee of Fifteen Million Dollars ($15,000,000) in cash, which amount shall be payable in same day funds within three (3) Business Days following termination of this Agreement, and (y) reimburse Acquiror and Merger Sub for all reasonable out-of-pocket expenses and fees paid or payable by Acquiror or Merger Sub in connection with this Agreement and the transactions contemplated hereby.

            (ii) If this Agreement is terminated pursuant to Section 8.1(c)(v), then Acquiror shall (x) pay the Company a fee of Fifteen Million Dollars ($15,000,000) in cash, which amount shall be payable in same day funds within three (3) Business Days following termination of this Agreement, and (y) reimburse the Company for all reasonable out-of-pocket expenses and fees paid or payable by the Company in connection with this Agreement and the transactions contemplated hereby.

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

            (b) Other Expenses. Except as provided otherwise in Section 8.3(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated ; provided, however, that Acquiror shall promptly reimburse the Company for all fees and expenses of the Company's independent accounting firm reasonably incurred by the Company (including such fees and expenses incurred prior to the Agreement Date) in preparation for potential inclusion of financial statements of the Company (or information from such financial statements) in any actual or proposed registration statement (including as contemplated by the Registration Rights Agreement) or report (including a Current Report on Form 8-K) of Acquiror under the Securities Act or the Exchange Act (which fees and expenses shall also, in all events, be excluded from the determination of any Closing Date Working Capital Calculation).

                                   ARTICLE 9
                                 INDEMNIFICATION

      9.1 Survival. All representations and warranties of the Parties contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any other Party, until the one-year anniversary of the Effective Time (the "Release Date"). All covenants of the Parties shall survive according to their respective terms.

      9.2 Indemnification By Eligible Company Holders.

            (a) Subject to the provisions of this Article 9, the Eligible Company Holders shall indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders, employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (collectively the "Acquiror Indemnified Parties"), following the Effective Time, from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages (including consequential damages), liabilities and expenses, including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs, amounts paid in settlement and sanctions (hereinafter collectively referred to as "Damages") to the extent and by reason of:

            (i) any breach of the representations and warranties of the Company contained in Article 3 when read together with the Company Disclosure Schedules; or

            (ii) any breach of the covenants of the Company set forth in this Agreement prior to the Effective Time; or

            (iii) any third party claim, or threatened third party claim, asserted against an Acquiror Indemnified Party arising out of the Company's actions or inactions prior to the

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

      Effective Time (excepting, in all instances, any actual or threatened claim identified in the Company Disclosure Schedules).

            (b) Any claim for indemnification made by an Acquiror Indemnified Party under this Section 9.2 must be specifically identified in a written notice delivered to each of the Stockholder Representatives by no later than the Release Date (an "Acquiror Claim Notice"). Any such Acquiror Claim Notice shall include, in reasonable detail and among other information, (i) the identity, nature and amount of each individual item of Damages sought with respect to such claim, as well as the nature of each breach at issue with respect to any such item, and (ii) statements that the amount of Damages sought has actually been incurred or suffered by an Acquiror Indemnified Party. If delivered to the Stockholder Representatives by no later than the Release Date, a claim for indemnification set forth in an Acquiror Claim Notice as provided herein shall survive the Release Date until final resolution thereof as provided in this Article 9.

            (c) Notwithstanding the foregoing provisions of this Article 9 (or any other provision of this Agreement), the Parties agree that:

            (i) the indemnification provided for in Section 9.2(a) shall not apply unless and until the aggregate Damages for which one or both Acquiror Indemnified Parties seeks or has sought indemnification hereunder, as stated in one or more Acquiror Claim Notices, exceed a cumulative aggregate of $500,000 (the "Basket"), in which case the right to recover Damages shall apply to the full amount of the Basket; provided, however, that the Basket shall not apply to any such indemnification claim
      (x) involving fraud or willful misrepresentation on the part of the Company or (y) based upon a breach of Sections 3.1, 3.2 or 3.3;

            (ii) the indemnification provided for in Section 9.2(a) shall not apply to the extent that the Damages at issue have already been reflected in an adjustment to the Merger Consideration due to either (x) a Working Capital Price Decrease as contemplated by Section 2.11 or (y) an Excess Contribution Price Decrease as contemplated by Section 2.12;

            (iii) any Damages as to which the indemnification provided for in
      Section 9.2(a) may apply shall be determined net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received by an Acquiror Indemnified Party from a third party (including any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery;

            (iv) prior to the Effective Time, no Eligible Company Holder shall have any liability to any Acquiror Indemnified Party in respect of this Agreement, the Merger or the other transactions and arrangements contemplated hereby (excepting, in the instance of any Principal Stockholder, solely with respect to such Principal Stockholder's obligations as provided in the Voting Agreement);

            (v) from and after the Effective Time, no Eligible Company Holder shall have any liability to any Acquiror Indemnified Party in respect of this Agreement, the Merger

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

      or the other transactions and arrangements contemplated hereby except as expressly provided in this Section 9.2; provided, however, that (x) the total amount of such liability shall be limited in the aggregate, as of any time from and after the Effective Time, to the then current amount in the Escrow Fund after adjusting for any deductions or distributions which should have been made therefrom as provided herein, (y) such liability shall be limited solely to recourse by an Acquiror Indemnified Party to the Escrow Fund as provided in this Article 9 (i.e., such liability is thus limited, as to any Eligible Company Holder and as of any time from and after the Effective Time, to such Eligible Company Holder's pro rata share of the then current amount in the Escrow Fund after adjusting for any deductions or distributions which should have been made therefrom as provided herein) and (z) such liability is non-recourse to the Eligible Company Holders; and

            (vi) nothing in this Agreement shall (x) limit the right of any Party to seek specific performance of, or equitable relief with respect to, another Party with respect to a breach of any covenant or agreement set forth in this Agreement or (y) be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or in equity based on any claim of fraud.

      9.3 Indemnification By Acquiror.

            (a) Acquiror shall indemnify and hold harmless the Eligible Company Holders, following the Effective Time, from and against any Damages to the extent and by reason of any breach of the representations, warranties or covenants given or made by Acquiror in this Agreement or in the certificates of Acquiror, dated as of the Closing Date, to be delivered by Acquiror pursuant to Sections 7.3(a) and (b).

            (b) Any claim for indemnification made by an Eligible Company Holder under this Section 9.3 must be specifically identified in a written notice delivered to Acquiror by no later than the Release Date (a "Eligible Holder Claim Notice"). Any such Eligible Holder Claim Notice shall include, in reasonable detail and among other information, the identity, nature and estimated magnitude of Damages related to such claim. If delivered to Acquiror by no later than the Release Date, a claim for indemnification set forth in an Eligible Holder Claim Notice as provided herein shall survive the Release Date until final resolution thereof.

            (c) The indemnification provided for in Section 9.3(a) shall not apply unless and until the aggregate Damages for which one or more Eligible Company Holders seeks or has sought indemnification hereunder, as stated in one or more Eligible Holder Claim Notices as provided herein, exceeds a cumulative aggregate equal to the Basket, in which case the right to recover Damages shall apply to the full amount of the Basket; provided, however, that the Basket shall not apply to any such indemnification claim (i) involving fraud or willful misrepresentation on the part of Acquiror or (ii) based upon a breach of Sections 4.3 or 4.7.

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      9.4 Effect on Merger Consideration; Stockholder Representatives.

            (a) The entitlement of any Eligible Company Holder to receive such Eligible Company Holder's pro rata share of the amount of the Merger Consideration represented as of any given time by the Escrow Fund is expressly subject to the applicable provisions of this Article 9 (including the ability of the Acquiror Indemnified Parties to seek recourse against the Escrow Fund for Damages as provided in Section 9.2 above).

            (b) By virtue of their approval of this Agreement and the Merger, each Company Stockholder (other than any holder of Dissenting Shares) shall be deemed to have approved, effective as of such vote and without any further action by the Company Stockholders, the appointment of Michael
      T. Borer, James C. Blair, Carlos A. Ferrer and Sigrid Van Bladel as representatives of the Company Stockholders as provided under this Agreement (the "Stockholders' Representatives"); provided, however, that a successor to any Stockholders' Representative may be chosen by Eligible Company Holders holding more than fifty percent (50%) of the then present percentage interests in the Escrow Fund (assuming, for this purpose, a distribution of the entire amount of the Escrow Fund on the date of determination).

            (c) The Stockholders' Representatives shall be deemed to be appointed and constituted agent and attorney-in-fact by each Eligible Company Holder, for and on behalf of such Eligible Company Holder, to do the following: (i) to give and receive notices and communications; (ii) to authorize recovery by any Acquiror Indemnified Party against the Escrow Fund in satisfaction of claims as contemplated by this Article 9; (iii) to object to such recovery; (iv) to agree to, negotiate, enter into settlements and compromises of, and comply with awards of arbitrators with respect to, claims against the Escrow Fund; (v) to waive or settle any and all rights of Eligible Company Holders with respect to the delivery of any portion of the Escrow Fund; (vi) to participate in an arbitration of any disputed claim as contemplated by Section 9.5(a)(ii); (vii) to resolve, with full authority to settle in any manner, any such disputed claim;
      (viii) in the instance of the Working Capital Stockholder Representative, to object to the Acquiror-Determined Closing Date Working Capital Calculation; (iv) in the instance of the Working Capital Stockholder Representative, to resolve, with full authority, any matters relating to the Stipulated Closing Date Working Capital Calculation; (x) to take all actions necessary or appropriate in the judgment of the Stockholders' Representatives' for the accomplishment of any of the foregoing; and (xi) to receive any portion of the Escrow Fund otherwise to be distributed to the Eligible Company Holders and to use an appropriate portion thereof for purposes of paying the costs associated with any of the foregoing. In the absence of any specific statement in this Agreement to the contrary, any decision of, or action by, the Stockholders' Representatives shall require the concurrence of a majority of the Stockholders' Representatives.

            (d) Any Stockholders' Representative may resign upon thirty (30) days' notice to Acquiror, each Eligible Company Holder and each other Stockholders' Representative. Any Stockholders' Representative may be replaced by the Eligible Company Holders from time to time upon not less than five (5) days' prior written notice to Acquiror; provided, however, that a Stockholders' Representative may not be replaced unless Eligible Company Holders holding more than fifty percent (50%) of the then

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

      present percentage interests in the Escrow Fund (assuming, for this purpose, a distribution of the entire amount of the Escrow Fund on the date of determination) agree to such replacement. No bond shall be required of the Stockholders' Representatives, and the Stockholders' Representatives shall receive no compensation for their services.

            (e) The Stockholders' Representatives shall: (i) not be liable to Acquiror, the Surviving Corporation or any Eligible Company Holders for any act done or omitted as a Stockholders' Representative unless acting in bad faith; (ii) be entitled to treat as genuine any letter or other document furnished by Acquiror, the Surviving Corporation, any Eligible Company Holder or the Escrow Agent and believed to be genuine and to have been signed and presented by the proper party or parties; and (iii) be reimbursed from any portion of the Escrow Fund otherwise to be distributed to the Eligible Company Holders for any loss, liability or expense incurred without bad faith on the part of the Stockholders' Representatives and arising out of or in connection with the acceptance or administration of the Stockholders' Representatives' duties hereunder (including counsel fees and other out-of-pocket expenses), such reimbursement to be made directly from the Escrow Fund by the Escrow Agent, who shall be entitled to rely upon the instruction of any two (2) Stockholders' Representatives in this regard. To the extent that there is not a sufficient amount of the Escrow Fund otherwise to be distributed to any Eligible Company Holders available, the Eligible Company Holders shall severally, and not jointly, in proportion to each Eligible Company Holder's pro rata entitlement to a share of the Escrow Fund, indemnify the Stockholders' Representatives and hold the Stockholders' Representatives harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholders' Representatives and arising out of or in connection with the acceptance or administration of the Stockholders' Representatives' duties hereunder.

            (f) Acquiror and Merger Sub shall have no liability to any Eligible Company Holder or otherwise arising out of the acts or omissions of the Stockholders' Representatives or any disputes among the Eligible Company Holders or with the Stockholders' Representatives.

      9.5 Handling Claims 9.6.

            (a) With respect to any Acquiror Claim Notice:

            (i) Any Stockholders' Representative may notify Acquiror in writing prior to the expiration of a period of thirty (30) days following the delivery of such Acquiror Claim Notice to all of the Stockholders' Representatives that some or all of the subject claim(s) of Acquiror are disputed. In the absence of any such notice within such thirty (30) day period, or upon an earlier notice from at least three (3) of the Stockholder Representatives to Acquiror and the Escrow Agent confirming that the subject claim(s) of Acquiror are not disputed, then promptly following such thirtieth (30th) day or such earlier confirming notice, the Damages in the amount specified in such Acquiror Claim Notice will be (x) conclusively deemed a claim against the then current amount in the Escrow Fund after adjusting for any deductions or distributions which should have been made therefrom as provided herein and (y) paid by the Escrow Agent to Acquiror from

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

      such current amount in the Escrow Fund after adjusting for any deductions or distributions which should have been made therefrom as provided herein (to the extent such funds are available).

            (ii) If any Stockholders' Representative notifies Acquiror in writing prior to the expiration of the thirty (30) day period following the delivery of such Acquiror Claim Notice to all of the Stockholders' Representatives that some or all of the subject claim(s) of Acquiror are disputed, then the Stockholders' Representatives and Acquiror shall attempt in good faith to agree upon the rights of Acquiror with respect to each of such claims within thirty (30) days after such objection. If at least three (3) of the Stockholders' Representatives and Acquiror should so agree on a claim, then a memorandum setting forth such agreement shall be prepared and delivered to the Escrow Agent, with a statement of the portion of the then current amount in the Escrow Fund after adjusting for any deductions or distributions which should have been made therefrom as provided herein, if any, to be distributed to Acquiror (and, if applicable, such amount shall be promptly paid by the Escrow Agent to Acquiror to the extent such funds are available). If the Stockholders' Representatives and Acquiror are unable to resolve any such claim, then either Acquiror or the Stockholders' Representatives may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or the Stockholders' Representatives and Acquiror agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to Acquiror and the Stockholders' Representatives. In the event that, within fifteen (15) days after submission of any claim to arbitration, Acquiror and the Stockholders' Representatives cannot mutually agree on one (1) arbitrator, then, within ten (10) days after the end of such fifteen (15) day period, Acquiror, on the one hand, and the Stockholders' Representatives, on the other hand, shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. Any such arbitration shall be held in Orange County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall (w) determine how all expenses relating to the arbitration shall be paid (i.e., whether by Acquiror or out of the Escrow Fund to the extent available for distribution to the Eligible Company Holders), including the fees of each arbitrator and the administrative fee of the American Arbitration Association, (x) set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity (adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be) to discover relevant information about the subject matter of the dispute, (y) rule upon motions to compel or limit discovery and (z) have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator (or a majority of the three (3) arbitrators, as the case may be) as to the validity and amount of any disputed claim shall be final, binding, and conclusive. Any such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with the terms of, such award, judgment, decree or order as applicable. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

            (b) With respect to the claim of any third party as to which an Acquiror Claim Notice may be tendered, Acquiror shall have the right to conduct and control the defense, settlement, adjustment or compromise of any such claim; provided, however, that Acquiror shall (i) diligently pursue such defense, (ii) provide notice to, and an opportunity for participation in and comment from, the Stockholders' Representatives with respect to such defense, and (iii) not effect the settlement, adjustment or compromise of any such claim without the written consent of at least three (3) Stockholders' Representatives (which consent shall not be unreasonably withheld or delayed).

            (c) With respect to any Eligible Holder Claim Notice:

            (i) If Acquiror shall fail to notify the tendering Eligible Company Holder(s) in writing prior to the expiration of a period of thirty (30) days following delivery to Acquiror of an Eligible Holder Claim Notice that some or all of the subject claim(s) of the tendering Eligible Company Holder(s) are disputed, or upon an earlier notice from Acquiror to the tendering Eligible Company Holder(s) confirming that the subject claim(s) of the tendering Eligible Company Holder(s) are not disputed, then promptly following such thirtieth (30th) day or such earlier confirming notice, the Damages in the amount specified in such Eligible Holder Claim Notice will be (i) conclusively deemed a liability of Acquiror and (ii) promptly paid by Acquiror to the tendering Eligible Company Holder(s).

            (ii) If Acquiror shall notify the tendering Eligible Company Holder(s) in writing prior to the expiration of such period of thirty (30) days following delivery of the subject Eligible Holder Claim Notice to Acquiror that some or all of the subject claim(s) of the tendering Eligible Company Holder(s) are disputed, then Acquiror and the tendering Eligible Company Holder(s) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days after objection by Acquiror. To the extent that the parties are able to so agree, then any claims which are the subject of such an agreement shall be handled as agreed. To the extent that the parties are not able to so agree, then the subject claim will be submitted to arbitration in accordance with Section 9.5(a)(ii).

                                   ARTICLE 10
                               GENERAL PROVISIONS

      10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                if to the Company, to:

                         Xcel Pharmaceuticals, Inc.
                         6363 Greenwich Drive, Suite 100
                         San Diego, California 92122
                         Facsimile No.: (858) 202-2799
                         Attention: Chief Executive Officer

                    with a copy to:

                         Pillsbury Winthrop LLP
                         11682 El Camino Real, Suite 200
                         San Diego, California 92130
                         Facsimile No.: (858) 509-4010
                         Attention: Mike Hird

                if to Acquiror or Merger Sub, to:

                         Valeant Pharmaceuticals International
                         3300 Hyland Avenue
                         Costa Mesa, California, 92626
                         Facsimile No.: (714) 641-7206
                         Attention: General Counsel

                    with a copy to: Winstead Sechrest & Minick P.C.

                         1201 Elm Street, Suite 5400
                         Dallas, Texas  75270
                         Facsimile No.: (214) 745-5390
                         Attention: Mark G. Johnson, Esq.

           If to the Stockholders' Representatives:

           Michael T. Borer                    James C. Blair
           806 N. Rios Avenue                  c/o Domain Associates, LLC
           Solana Beach, California 92075      One Palmer Square
                                               Princeton, New Jersey 08542
                                               Facsimile No.:  (609) 683-9789

           Carlos A. Ferrer                    Sigrid Van Bladel
           c/o Ferrer Freeman & Co., :LLC      c/o New Enterprise Associates
           The Mill 10 Glenville Street        2490 Sand Hill Road
           Greenwich, Connecticut 06831        Menlo Park, California 94025
           Facsimile No.:  (203) 532-8016      Facsimile No.: (650) 854-9397

Notice given by the telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was reached at the telecopier number of the addressee. Notices delivered personally shall be deemed delivered as of the actual receipt and overnight couriered notices shall be deemed delivered one day after sending.

      10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

      10.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as set forth in (i) Articles 2 and 9 with respect to the Eligible Company Holders regarding their treatment and receipt of consideration as set forth therein, (ii) Section 6.7 with respect to the indemnified parties identified therein and (iii) Article 9 with respect to the rights and protections afforded therein to the Stockholders' Representatives and the Eligible Company Holders, with each of the referenced Persons intended as a third party beneficiary of the corresponding referenced portions of this Agreement, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

      10.4 Governing Law. Except as to those matters under the DGCL which are specific to the merger of one Delaware corporation into another Delaware corporation (such as the Merger), this Agreement and the agreements, instruments, and documents contemplated hereby will be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws thereof.

      10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that Acquiror and Merger Sub may assign their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Acquiror (although no such assignment shall relieve Acquiror of any of its obligations hereunder). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      10.6 Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court of applicable jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of California or a California state court.

      10.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

      10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

      10.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that the provisions of Articles 2 or 9 insofar as they affect the role of the Stockholders' Representatives may not be modified without the prior written consent of each of the Stockholders' Representatives. This Agreement may be amended by the Parties consistent with the preceding sentence upon action taken by or on behalf of their respective boards of directors at any time before or after the Company Stockholder Approval; provided, however, that after any such Company Stockholder Approval, there shall not be made any amendment affecting the Merger Consideration or that by law requires further approval by the Company Stockholders without the further approval of such stockholders.

      10.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not alternative to or exclusive to, and not exclusive of, any rights or remedies otherwise available.

      10.11 Extension; Waiver. At any time prior to the Effective Time, any Party other than Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      10.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any Party were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which a Party is entitled at law or in equity.

      10.13 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used as defined terms in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the Agreement Date.

                                       XCEL PHARMACEUTICALS, INC.

                                       By:  /s/ Michael T. Borer
                                            ___________________________________
                                            Name: Michael T. Borer
                                                 ______________________________
                                            Title: President and Chief Executive
                                                   Officer
                                                  _____________________________

                                       VALEANT PHARMACEUTICALS
                                       INTERNATIONAL

                                       By:  /s/ Timothy C. Tyson
                                            ___________________________________
                                            Name: Timothy C. Tyson
                                                 ______________________________
                                            Title: Chief Executive Officer and
                                                   President
                                                  _____________________________

                                       BW ACQUISITION SUB, INC.

                                       By:  /s/ Bary G. Bailey
                                            ___________________________________
                                            Name: Bary G. Bailey
                                                 ______________________________
                                            Title: Vice President and Treasurer
                                                  _____________________________

                   List of Appendices, Schedules and Exhibits

Appendices

1     Defined Terms

Schedules

      Company Disclosure Schedules

          -     Article 3

          -     Section 5.1

          -     Section 7.2

          -     Section 11

      Acquiror Disclosure Schedules

Exhibits

A     Voting Agreement

B     Charter Amendment

C     Escrow Agreement

D     Letter of Transmittal

E     September-End Working Capital Calculation

F     Example Inventory Calculation

G     Registration Rights Agreement

H     Form of Opinion for the Company's Counsel

I     Accredited Investor's Certificate

J     Form of Opinion for Acquiror's Counsel

                                                                      APPENDIX 1

                                   DEFINITIONS

      For purposes of this Agreement:

      "Accredited Investor's Certificate" has the meaning set forth in Section 7.2(h).

      "Acquiror" has the meaning set forth in the Recitals.

      "Acquiror Claim Notice" has the meaning set forth in Section 9.2(b).

      "Acquiror-Determined Closing Date Working Capital Calculation" has the meaning set forth in Section 2.11(d).

      "Acquiror Disclosure Schedules" has the meaning set forth in Article 4.

      "Acquiror Indemnified Parties" has the meaning set forth in Section
9.2(a).

      "Acquiror SEC Filings" has the meaning set forth in Section 4.8.

      "Adjusted Cash Consideration" means the Cash Consideration, plus the aggregate exercise proceeds which would result from an exercise immediately prior to the Effective Time of all In-the-Money Options (assuming full vesting), less the amount of any Excess Contribution Price Decrease (if applicable), less an amount equal to the Regiment Debt outstanding immediately prior to the Effective Time.

      "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

      "Aggregate Series A-1 Amount" means One Hundred Eight Million Nine Hundred Thousand Dollars ($108,900,000) (i.e., the number of shares of Series A-1 Preferred Stock issued and outstanding as of the Effective Time, multiplied by the Series A-1 Per Share Amount).

      "Aggregate Series B-1 Amount" means Forty-Four Million Five Hundred Fifty Thousand Dollars ($44,550,000) (i.e., the number of shares of Series B-1 Preferred Stock issued and outstanding as of the Effective Time, multiplied by the Series B-1 Per Share Amount).

      "Aggregate Series C-1 Amount" means Fifty-One Million Four Hundred Eighty Thousand Dollars ($51,480,000) (i.e., the number of shares of Series C-1 Preferred Stock issued and outstanding as of the Effective Time, multiplied by the Series C-1 Per Share Amount).

      "Aggregate Preferred Liquidation Amount" means Two Hundred Four Million Nine Hundred Thirty Thousand Dollars ($204,930,000) (i.e., the sum of the Aggregate Series A-1 Amount, the Aggregate Series B-1 Amount and the Aggregate Series C-1 Amount).

      "Agreement" has the meaning set forth in the Recitals.

      "Agreement Date" has the meaning set forth in the Recitals.

      "ANDA" means an "abbreviated new drug application," as such term is used under the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.

      "Available Escrow Amount" means an amount equal to the Initial Escrow Amount, plus any accrued interest, less the amount of any Working Capital Price Decrease (if applicable), less the aggregate amount of any Pending Claim Holdbacks (but only for so long as, and to the extent that, they remain pending), less the aggregate amount distributed to Acquiror pursuant to the indemnification provisions benefiting Acquiror in Article 9, less the aggregate amount distributable or previously distributed from the Escrow Account to Eligible Company Holders as contemplated pursuant to the provisions of this Agreement pertaining to the Escrow Fund and the Escrow Agreement.

      "Basket" has the meaning set forth in Section 9.2(c)(i).

      "Benefit Plans" has the meaning set forth in Section 3.11(a).

      "Business Day" shall mean any day other than a day on which banks in the States of Delaware, California, or New York are authorized or obligated to be closed.

      "Cash Consideration" means (a) in the event Acquiror has not consummated the Financing by the close of business on February 15, 2005, Two Hundred Thirty Million Dollars ($230,000,000), or (b) in the event Acquiror has consummated the Financing on or prior to February 15, 2005, Two Hundred Eighty Million Dollars ($280,000,000).

      "Cash Percentage" means the percentage obtained by subtracting the Stock Percentage from one hundred percent (100%).

      "Certificate" means a stock certificate which immediately prior to the Effective Time represented an outstanding share of Company Capital Stock.

      "Certificate of Merger" has the meaning set forth in Section 1.3.

      "Charter Amendment" has the meaning set forth in Section 2.1(a).

      "Closing" has the meaning set forth in Section 1.2.

      "Closing Date" has the meaning set forth in Section 1.2.

      "Closing Value" means the average of the closing prices of Valeant Common Stock on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collaboration" has the meaning set forth in Section 3.18(a).

      "Collaborative Partner" has the meaning set forth in Section 3.18(a).

      "Common Per Share Amount" means an amount equal to the quotient of: (i) the Net Merger Consideration, minus the Aggregate Preferred Liquidation Amount, divided by, (ii) the Fully Diluted Number of Common Shares.

      "Common Per Share Escrow Amount" means an amount equal to: (i) the Common Per Share Amount, multiplied by (ii) the Initial Escrow Amount divided by the Net Merger Consideration.

      "Company" has the meaning set forth in the Recitals.

      "Company Capital Stock" means shares of Company Common Stock or Preferred Stock.

      "Company Charter" means the Company's certificate of incorporation, as amended as of the Agreement Date.

      "Company Common Stock" means shares of the Company's common stock, par value $0.0001 per share.

      "Company Disclosure Schedules" has the meaning set forth in the preface to
Article 3.

      "Company Permits" has the meaning set forth in Section 3.9(a).

      "Company Stockholder Approval" has the meaning set forth in Section
2.1(b).

      "Company Stockholders" means the holders of the outstanding shares of Company Capital Stock immediately prior to the Effective Time.

      "Company Stock Options" means options issued pursuant to the Company Stock Plan and exercisable for shares of Company Common Stock.

      "Company Stock Plan" means the Xcel Pharmaceuticals, Inc. 2001 Stock Plan.

      "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving the Company or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

      "Confidentiality Agreement" has the meaning set forth in Section 6.2(a).

      "Consent" means any approval consent, ratification, permission, waiver or authorization (including any license or governmental authorization).

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

      "Damages" has the meaning set forth in Section 9.2(a).

      "DGCL" means the Delaware General Corporation Law.

      "Dissenting Shares" has the meaning set forth in Section 2.8(a).

      "Dividend Waiver" has the meaning set forth in Section 2.1(a).

      "DOL" has the meaning set forth in Section 3.11(b).

      "Effective Time" has the meaning set forth in Section 1.3.

      "Electing Common Holder" has the meaning set forth in Section 2.5(b)(i).

      "Eligible Company Holders" means (a) all Company Stockholders and (b) all holders of In-the-Money Options.

      "Eligible Holder Claim Notice" has the meaning set forth in Section
9.3(b).

      "Employment Agreements" has the meaning set forth in Section 6.5.

      "Encumbrance" means any claim, lien, pledge, security interest or other encumbrance of any kind on any property or asset of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a Party, or by which any property or asset of the Company is bound or affected.

      "Environmental Claims" means any claim, demand, suit, proceeding, action, cause of action, investigation, Liability, expense, penalty, fine, cost, injunction, demand for payment or compensation, remediation, corrective action or other demand for response, asserted by or payable to any Person, whether or not involving any injury to human health or the environment, natural resources or any property, based on any release or threatened release of Hazardous Materials, or alleging that the Company is not in compliance with any applicable Environmental Law.

      "Environmental Laws" means any Legal Requirement of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, or human health and safety, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

      "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA.

      "Escrow Account" has the meaning set forth in Section 2.4(a).

      "Escrow Agent" has the meaning set forth in Section 2.4(a).

      "Escrow Agreement" has the meaning set forth in Section 2.4(a).

      "Escrow Fund" has the meaning set forth in Section 2.4(a).

      "Example Inventory Calculation" has the meaning set forth in Section 2.12(a).

      "Excess Contribution Price Decrease" has the meaning set forth in Section 2.12(b).

      "Exchange Act" means the Securities Exchange Act of 1934.

      "Exchange Agent" has the meaning set forth in Section 2.5(a).

      "Exchange Fund" has the meaning set forth in Section 2.5(a).

      "FDA" has the meaning set forth in Section 3.18(a).

      "FDCA" has the meaning set forth in Section 3.18(a).

      "Final Escrow Release Date" has the meaning set forth in Section 2.4(b)(iii).

      "Financial Statements" has the meaning set forth in Section 3.6(a).

      "Financing" means the offering, issuance and sale by Acquiror of at least
7.2 million (7,200,000) shares of Valeant Common Stock.

      "First Escrow Release Date" has the meaning set forth in Section
2.4(b)(i).

      "Fully Diluted Number of Common Shares" means the sum of: (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) the number of shares of Company Common Stock issuable as of immediately prior to the Effective Time pursuant to In-the-Money Options.

      "GAAP" has the meaning set forth in Section 3.6(a).

      "Governmental Entity" has the meaning set forth in Section 3.5.

      "Hazardous Materials" means (i) any petroleum, petroleum products or by products or breakdown products, radioactive materials which are not naturally occurring at, on or under the subject real property, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as dangerous, toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      "HSR Act" has the meaning set forth in Section 3.5.

      "In-the-Money Option" has the meaning set forth in Section 2.3(a).

      "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the Ordinary Course of Business with respect to the Company, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP) of such Person, except for capital lease obligations arising in the Ordinary Course of Business, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

      "Initial Escrow Amount" has the meaning set forth in Section 2.4(a).

      "Initial Financial Statements" has the meaning set forth in Section
3.6(a).

      "Insiders" has the meaning set forth in Section 3.29.

      "Intellectual Property" means: (a) United States, foreign and international patents, patent applications, including provisional applications, and statutory invention registrations ("Patents"), (b) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, and (c) copyrights, including registrations and applications for registration thereof.

      "Interim Financial Statements" has the meaning set forth in Section
3.6(a).

      "IRS" has the meaning set forth in Section 3.11(b).

      "Key Employees" has the meaning set forth in Section 6.5.

      "Knowledge" means (i) with respect to the Company, the actual knowledge, assuming reasonable inquiry under the circumstances, of the Company's Chief Executive Officer (Mike Borer) and Chief Financial Officer (George Stuart) as well as any other officer of the Company with a title of at least Vice President; and (ii) with respect to Acquiror, the actual knowledge, assuming reasonable inquiry under the circumstances, of Acquiror's Chief Executive Officer and President (Timothy Tyson), President and Chief Scientific Officer (Kim Lamon), President, North American Global Commercial Development (Wes Wheeler), Executive Vice President and Chief Financial Officer (Bary Bailey), Executive Vice President and General Counsel (Eileen Pruette), Vice President, Global Commercial Development (Richard Masterson), and Manufacturing Engineer (Bill McLauchlan).

      "Lease" has the meaning set forth in Section 3.25.

      "Legal Requirement" means any federal, state, local, municipal, or other order, constitution, law, rule, ordinance, permit, judgment, principle of common law, regulation, statute or treaty.

      "Letter of Transmittal" has the meaning set forth in Section 2.5(b).

      "Liabilities" has the meaning set forth in Section 3.6(b).

      "License(s)" means all contracts, licenses and agreements to which the Company is a party: (A) with respect to Owned Intellectual Property licensed or transferred to any third party and (B) pursuant to which a third party has licensed or transferred any Licensed Intellectual Property to the Company as of the Agreement Date (excluding commercial off-the-shelf or shrink wrap licenses of computer software).

      "Licensed Intellectual Property" means all Intellectual Property licensed to the Company or any of its subsidiaries by a third party pursuant to a License or Licenses and used in or necessary for the business of the Company.

      "Lien" means any pledge, claim, lien, tax, charge, encumbrance or security interest of any kind or nature whatsoever.

      "Major Supplier" has the meaning set forth in Section 3.17(a).

      "Material Adverse Change" means any change, event, occurrence or state of facts that has or has had, or is reasonably likely to have, a Material Adverse Effect on the Company; provided, however, that none of the events or circumstances described in Section 11 of the Company Disclosure Schedules shall constitute a "Material Adverse Change."

      "Material Adverse Effect" means any material adverse effect on the business, condition (financial or other), results of operations, performance or properties of the Company, taken as a whole, other than any material adverse effect (i) relating to the economy or securities markets of the United States or any other region in general, (ii) relating to the industry in which the Company operates generally, (iii) resulting from or relating to the events or circumstances described in Section 11 of the Company Disclosure Schedules, or (iv) resulting from compliance with the terms or conditions of this Agreement.

      "Material Contracts" means the following written or oral contracts, leases, agreements, arrangements or understandings to which the Company is a party or to which any portion of the Company's assets or operations taken as a whole is subject:

            (a) Any employment or consulting agreement, contract or commitment between the Company and any employee, officer or director thereof providing for an obligation to pay or accrue compensation of $100,000 or more per annum or providing for the payment or accrual of any additional compensation upon a change in control of the Company or upon any termination of employment or consulting relationship following a change in control of the Company;

            (b) any agreements, contracts or commitments with any current officer or director or Person who was, within one year preceding the Agreement Date, an officer or director of the Company (except for any employment agreement, Company Stock Option or agreement for any purchase or sale of any Company Capital Stock);

            (c) any material licenses or registrations required by a Governmental Entity;

            (d) any material agreements, contracts or commitments relating to the borrowing of money in excess of an aggregate of $100,000, or guaranty including any security arrangements in connection therewith;

            (e) any agreements, contracts or commitments relating to the lease, sublease or license of real or personal property that require payments by the Company during any consecutive 12-month period in excess of $100,000;

            (f) contracts and agreements that (A) require payments by the Company in excess of $100,000 during any consecutive twelve-month period and (B) are not terminable by the Company on notice of thirty (30) days or less without penalty;

            (g) stockholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company;

            (h) contracts and agreements entered in to since January 1, 2004 providing for the acquisition or disposition of assets having a value in excess of $100,000 other than sales or purchases of inventories or equipment in the Ordinary Course of Business;

            (i) franchise agreements;

            (j) joint venture agreements, partnership agreements and other similar contracts and agreements involving collaborations or a sharing of profits and expenses;

            (k) contracts and agreements governing the terms of indebtedness of third parties owed to the Company, other than receivables arising from the sale of goods or services;

            (l) contracts and agreements prohibiting or materially restricting the ability of the Company to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than supplier and customer agreements relating to nondisclosure of confidential information of the other party which are not material to the Company;

            (m) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company (other than Company Stock Options or agreements for any purchase or sale of any Company Capital Stock);

            (n) agreements pertaining to rights of first refusal, rights of last refusal, milestone payments, in-licenses, out-licenses, and all comparable agreements;

            (o) any agreements with clinical research organizations pursuant to the terms of which there is a current obligation of the Company to make annual payments in excess of $100,000; and

            (p) any other agreements, contracts or commitments pursuant to the terms of which there is a current obligation or right of the Company to make annual payments in excess of $100,000 or to receive annual payments in excess of $100,000.

      "Merger" has the meaning set forth in the Recitals.

      "Merger Consideration" means the Adjusted Cash Consideration plus, if any, the Stock Consideration.

      "Merger Liquidation Exemption" has the meaning set forth in Section
2.1(a).

      "Merger Sub" has the meaning set forth in the Recitals.

      "NDA" means a " new drug application", as such term is used under the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.

      "Net Cash Consideration" means the Adjusted Cash Consideration less (i) the Initial Escrow Amount, and (ii) the aggregate exercise proceeds which would result from an exercise immediately prior to the Effective Time of all In-the-Money Options (assuming full vesting).

      "Net Merger Consideration" means the sum of Two Hundred Eighty Million Dollars ($280,000,000), plus the aggregate exercise proceeds which would result from an exercise immediately prior to the Effective Time of all In-the-Money Options (assuming full vesting), less the amount of any Excess Contribution Price Decrease (if applicable), less an amount equal to the Regiment Debt outstanding immediately prior to the Effective Time.

      "Net Working Capital" has the meaning set forth in Section 2.11(a).

      "Ordinary Course of Business" means the ordinary course of business of the Company, consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Intellectual Property" means all Intellectual Property owned by the Company, including all Owned Intellectual Property listed on Section 3.16(a) of the Company Disclosure Schedules.

      "Parties" means the Acquiror, Merger Sub, and the Company.

      "Patents" has the meaning set forth in the definition of "Intellectual Property."

      "Pending Claim" has the meaning set forth in Section 2.4(d).

      "Pending Claim Holdback" has the meaning set forth in Section 2.4(d).

      "Permitted Encumbrances" has the meaning set forth in Section 3.30.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      "Pre-Closing Wholesaler Inventory Level" has the meaning set forth in
Section 2.12(a).

      "Preferred Stock" means the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of the Company.

      "Principal Stockholder(s)" has the meaning set forth in the Recitals.

      "Product Inventory" has the meaning set forth in Section 3.20(a).

      "Products" has the meaning set forth in Section 3.19(a).

      "Proposal Notice" has the meaning set forth in Section 5.4(b).

      "Reference Balance Sheet" has the meaning set forth in Section 3.6(a).

      "Regiment" means Regiment Capital III, L.P.

      "Regiment Debt" means all outstanding principal and interest, as well as any other amounts owing by the Company, under that certain Financing Agreement, dated as of March 28, 2003, by and among the Company, the lenders party thereto, and Regiment, as collateral agent and administrative agent.

      "Registered Proprietary Name" has the meaning set forth in Section 3.16(a)(ii).

      "Registration Rights Agreement" has the meaning set forth in Section 6.8.

      "Release Date" has the meaning set forth in Section 9.1.

      "Restraints" has the meaning set forth in Section 7.1(d).

      "Retention Plan" has the meaning set forth in Section 6.6(b).

      "SEC" means the United States Securities and Exchange Commission.

      "sNDA" means a "supplemental new drug application," as such term is used under the FDCA.

      "Second Escrow Release Date" has the meaning set forth in Section 2.4(b)(ii).

      "Securities Act" means the Securities Act of 1933.

      "September-End Working Capital Calculation" has the meaning set forth in
Section 2.11(c).

      "Series A Preferred Stock" means the Series A-1, A-2, A-3 and A-4 Preferred Stock, par value $0.0001 per share, of the Company.

      "Series A-1 Per Share Amount" means $9.90 per outstanding share of Series A-1 Preferred Stock (i.e., $0.10 less than the liquidation preference specified in the Company Charter for the Series A-1 Preferred Stock in the event of a "Liquidation" as defined therein).

      "Series A-1 Per Share Escrow Amount" means an amount equal to: (i) the Series A-1 Per Share Amount, multiplied by (ii) the Initial Escrow Amount divided by the Net Merger Consideration.

      "Series A-1 Preferred Stock" means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

      "Series B Preferred Stock" means the Series B-1, B-2, B-3 and B-4 Preferred Stock, par value $0.0001 per share, of the Company.

      "Series B-1 Per Share Amount" means $11.88 per outstanding share of Series B-1 Preferred Stock (i.e., $0.12 less than the liquidation preference specified in the Company Charter for the Series B-1 Preferred Stock in the event of a "Liquidation" as defined therein).

      "Series B-1 Per Share Escrow Amount" means an amount equal to: (i) the Series B-1 Per Share Amount, multiplied by (ii) the Initial Escrow Amount divided by the Net Merger Consideration.

      "Series B-1 Preferred Stock" means the Series B-1 Preferred Stock, par value $0.0001 per share, of the Company.

      "Series C Preferred Stock" means the Series C-1, C-2, C-3 and C-4 Preferred Stock, par value $0.0001 per share, of the Company.

      "Series C-1 Per Share Amount" means $12.87 per outstanding share of Series C-1 Preferred Stock (i.e., $0.13 less than the liquidation preference specified in the Company Charter for the Series C-1 Preferred Stock in the event of a "Liquidation" as defined therein).

      "Series C-1 Per Share Escrow Amount" means an amount equal to: (i) the Series C-1 Per Share Amount, multiplied by (ii) the Initial Escrow Amount divided by the Net Merger Consideration.

      "Series C-1 Preferred Stock" means the Series C-1 Preferred Stock, par value $0.0001 per share, of the Company.

      "Spreadsheet" has the meaning set forth in Section 5.5.

      "Stipulated Closing Date Working Capital Calculation" has the meaning set forth in Section 2.11(e).

      "Stock Consideration" means (a) in the event Acquiror has not consummated the Financing by the close of business on February 15, 2005, the shares of Valeant Common Stock with an aggregate Closing Value equal to Fifty Million Dollars ($50,000,000) to be issued to holders of Company Capital Stock in accordance with the terms and conditions of this Agreement, or (b) in the event Acquiror has consummated the Financing on or prior to February 15, 2005, zero
(0) shares of Valeant Common Stock.

      "Stock Percentage" means (a) in the event Acquiror has not consummated the Financing by the close of business on February 15, 2005, the percentage obtained by dividing (i) Fifty Million Dollars ($50,000,000) by (ii) the sum of (x) the Aggregate Preferred Liquidation Amount, and (y) the Common Per Share Amount multiplied by all shares of Company Common Stock held by Electing Common Holders (excluding any shares which would result from any exercise of In-the-Money Options), or (b) in the event Acquiror has consummated the Financing on or prior to February 15, 2005, zero percent (0%).

      "Stock Reference Date" has the meaning set forth in Section 3.3(a).

      "Stockholders' Representatives" has the meaning set forth in Section
9.4(b).

      "Subsequent Determination" has the meaning set forth in Section 5.4(b).

      "Subsidiary" of any Person means another Person of which sufficient voting securities, other voting ownership, or voting partnership interests (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests) of such Person to elect at least a majority of its Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

      "Superior Proposal" has the meaning set forth in Section 5.4(b).

      "Supplemental Disclosure Schedule" has the meaning set forth in Section 7.2(a).

      "Surviving Corporation" has the meaning set forth in Section 1.1.

      "Taxes" means all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, social security, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (x) or (y).

      "Transaction Fees" mean the amounts invoiced (or otherwise payable) for services rendered by legal and other advisers to the Company (excluding any investment banker, broker, finder or similar intermediary) in connection with the transactions contemplated by this Agreement (including the Merger).

      "Unregistered Proprietary Name" has the meaning set forth in Section 3.16(a)(iii).

      "Valeant Common Stock" means the common stock of Acquiror, par value $0.01 per share and, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to that certain Rights Agreement, dated as of November 2, 1994 (as amended), between the Acquiror and American Stock Transfer & Trust Company, as trustee.

      "Voting Agreement" has the meaning set forth in the Recitals.

      "Working Capital Price Decrease" has the meaning set forth in Section 2.11(f).

      "Working Capital Price Increase" has the meaning set forth in Section 2.11(f).

      "Working Capital Stockholder Representative" shall mean Michael T. Borer in his capacity as a Stockholder Representative as contemplated by this Agreement; provided, however, that a successor may be chosen from among any Stockholder Representatives by Eligible Company Holders holding more than fifty percent (50%) of the then present percentage interests in the proceeds of any distribution of a Working Capital Price Increase as contemplated by Section 2.11(f) (assuming, for this purpose, a distribution of the Working Capital Price Increase on the date of determination).